CONFORMED COPY	Exhibit 10.8(b)
1 September 2005
AGREEMENT FOR THE SALE AND PURCHASE OF THE
BUSINESS AND ASSETS OF TRAVELEX UK LIMITED
TRM
(1) TRAVELEX UK LIMITED
(2) TRM (ATM) LIMITED
(3) TRM CORPORATION

\

Clause	Page
24. NOTICES	47

25. THIRD PARTY RIGHTS	48

26. NO MERGER	48

27. COUNTERPARTS	48

28. ENTIRE AGREEMENT	49

29. GOVERNING LAW AND JURISDICTION	49

SCHEDULE 1
Confidential Treatment	49

SCHEDULE 2
Confidential Treatment	49

SCHEDULE 3
Warranties
Part 1: General	50
Part 2: Management Accounts and Current Trading	52
Part 3: Compliance and Litigation	54
Part 4: Contracts	56
Part 5: Assets	58
Part 6: Sites and Environment	60
Part 7: Pensions	61
Part 8: Employment	63
Part 9: Intellectual Property	65
Part 10: Information Technology	67
Part 11: Taxation	69

SCHEDULE 4
Limitations on Seller’s Liability	70

SCHEDULE 5
Conduct of Business Pending Completion	77

SCHEDULE 6
Confidential Treatment	79

SCHEDULE 7
Confidential Treatment	79

SCHEDULE 8
Confidential Treatment	79

SCHEDULE 9
Confidential Treatment	79

SCHEDULE 10
Confidential Treatment	79

SCHEDULE 11
Confidential Treatment	79

SCHEDULE 12
Confidential Treatment	79

Agreed Form Documents
Assignment of Debtors
Assignment of rights under Contracts
Assignments of Transferring Intellectual Property
Disclosure Letter
Escrow Agreement
Licence Agreement
Minutes of the Buyer
Minutes of the Seller
Share Purchase Agreement
Transitional Services Agreement

THIS AGREEMENT is made on 1 September 2005
BETWEEN:
(1)	TRAVELEX UK LIMITED, a company incorporated in England and Wales (registered number 1985596) whose registered office is at 65 Kingsway, London WC2B 6TB (the “Seller”);
(2)	TRM (ATM) LIMITED, a company incorporated in England and Wales (registered number 37822309) whose registered office is at 1A Meadowbrook, Crawley, West Sussex, RH10 9SA (the “Buyer”); and
(3)	TRM CORPORATION, a corporation organised and existing under the laws of the state of Oregon, United States of America whose principal place of business is at 5208 NE 122nd Avenue, Portland, Oregon 97230, USA (the “Guarantor”).
RECITALS:
(A)	The Seller carries on the Business (as defined below).

(B)	The Seller wishes to sell and the Buyer wishes to buy the Business as a going concern on the terms and conditions of this Agreement.

(C)	The Guarantor has agreed to guarantee the obligations of the Buyer on the terms and conditions of this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“Accounts”	the audited individual accounts (within the meaning of section 226 Companies Act 1985) of the Seller for the financial year ended on the Accounts Date, a copy of which is annexed to this Agreement marked “A”;

“Accounts Date”	31 December 2004;

“Aged Creditors”	all sums due and owing by the Seller at the Effective Time in connection with the Business and in the ordinary course of trade but excluding the Transferring Creditors;

“Aged Debtors”	all sums receivable by or owing to the Seller at the Effective Time in connection with the Business and in the ordinary course of trade, whether or not then invoiced or due, and any interest payable on any such sum, but excluding the Transferring Debtors;

“Assets”	the assets and rights to be sold under this Agreement, as listed in clause 6.2;

“ATM”	a domestic currency dispensing automated teller machine including any associated Housing and software necessary to run the automated teller machine;

“ATM Site”	any site at which the Seller operates or manages an ATM in the course of the Business;

“Business”	the business of installing, operating and/or managing ATMs carried on by the Seller in the United Kingdom at the Effective Time under the name and mark “Travelex” and/or “Alliance & Leicester” but excluding the Excluded Business;

“Business Day”	a day on which banks are open for business in London, other than Saturday or Sunday;

“Business Design Right”	the design right owned by the Seller at the Effective Time and used exclusively for the purposes of the Business and/or the business of Travelex ATMs, details of which are set out in schedule 1;

“Business Know-how”	all know-how, trade secrets, techniques, information, expertise or proprietary knowledge of the Seller at the Effective Time used exclusively for the purposes of the Business and/or the business of Travelex ATMs;

“Business Records”	the records of the Seller at the Effective Time relating wholly or mainly to the Business and/or the business of Travelex ATMs, except as comprised in the Excluded Assets including inter alia:

(a)	all PAYE, National Insurance and other records relating to the Employees; and

(b)	all documents relating to the Contracts;

“Buyer’s Accountants”	the Buyer’s accountants for the time being;

“Buyer’s Group”	the Buyer, any ultimate parent undertaking of the Buyer for the time being and all direct or indirect subsidiary undertakings for the time being of any such parent undertaking’s accountants for the time being;

“Buyer’s Solicitors”	Davenport Lyons of 30 Old Burlington Street, London W1S 3NL;

“Companies Act 1985”	the Companies Act 1985;

“Completion”	completion of the sale and purchase of the Business and the Assets in accordance with this Agreement;

“Completion Accounts”	a pro-forma statement of certain current assets and certain current liabilities of the Seller relating to the Business as at 5.30 pm on the Completion Date, as listed in each case in part 1 of schedule 10 (Completion Accounts);

“Confidential Information”	all confidential information and trade secrets

relating exclusively to the Business or to the business of Travelex ATMs including all financial, marketing and technical information, ideas, concepts, technology, processes and knowledge together with lists or details of customers, suppliers, prices, discounts, margins, information relating to research and development, current trading performance and future business strategy and any information derived from any of them and subsisting at the Completion Date in each case to the extent confidential and relating exclusively to the Business and the business of Travelex ATMs;

“Completion Date”	the date on which Completion takes place;

“Conditions”	the conditions listed in clause 4.1;

“Contracts”	all the agreements, written or oral, relating exclusively to the Business and/or the business of Travelex ATMs as listed in schedule 8 provided that references in this Agreement to rights or obligations under or in connection with the Contracts exclude the Aged Debtors, the Transferring Debtors and the Aged Creditors and Transferring Creditors respectively;

“Disclosure Letter”	the disclosure letter in the agreed form from the Seller to the Buyer, dated with the date of this Agreement, together with the documents attached to it;

“Effective Time”	5.30 p.m. UK time on the Completion Date;

“Employees”	the individuals employed or engaged wholly or mainly in the Business at the Effective Time which at the date of this Agreement consists of those persons whose details are set out in schedule 9;

“Encumbrance”	a mortgage, charge (fixed or floating), pledge, lien, option, restriction, hypothecation, guarantee, trust, right of set-off, right of first refusal, right of pre-emption or other third party right (legal or equitable), interest or claim of any kind including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or other agreement or arrangement having similar effect;

“End Date”	shall have the meaning given in the Share Purchase Agreement;

“Environment”	the natural and man-made environment and all or any of the following media, namely air (including air within buildings and air within other natural or man-made structures above or below ground), water (including water under or within land or in drains or sewers and inland waters), land and any living organisms or systems supported by those media;

“Environmental Law”	all applicable laws, regulations, directives, statutes, subordinate legislation, common law, civil codes and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and all codes of practice, industry agreements and guidance notes which primarily serve to protect the Environment or human health and safety and includes all laws relating to actual or threatened emissions, seepages, discharges, escapes, releases or leaks of pollutants, contaminants or Hazardous Substances;

“Escrow Account”	the bank account to be opened in the joint names of the Seller’s Solicitors and the Buyer’s Solicitors in accordance with the Escrow Agreement;

“Escrow Agreement”	the agreement, in the agreed form, between the Seller, Snax 24 Corporation Limited, the Buyer, TRM Services Limited, the Seller’s Solicitors and the Buyer’s Solicitors to be entered into pursuant to the Share Purchase Agreement;

“Excluded Assets”	those assets listed in schedule 2;

“Excluded Business”	(a)	acting as “landlord” (and carrying out maintenance activities) in relation to a site on which an ATM is installed where that ATM is operated by a third party paying a fee to the Seller (whether that fee is fixed or calculated by turnover or determined in any other way) provided that the Seller shall not be in any way otherwise involved in the operation of the ATM in question or the processing of transactions in relation to that ATM; or

	(b)	operating any ATM installed at any site (including for example but without limitation an airport terminal) at which the Seller or a member of the Seller’s Group carries on any foreign exchange business, whether or not the ATM in question is located in the bureau at which that foreign exchange business is carried on; or

	(c)	operating any ATM which utilises so-called “Dynamic Currency Conversion” technology;

“Excluded Contract Liabilities”	all liabilities of the Seller relating to or arising in connection with:

	(a)	any breach of contract or breach of duty which is attributable to any act, neglect, omission or default of the Seller or any member of the Seller’s Group prior to the Effective Time; or

(b)	any product delivered by any member of the Seller’s Group or any service performed by any member of the Seller’s Group prior to the Effective Time;

“Excluded Liabilities”	the Excluded Contract Liabilities and all the liabilities or obligations relating to the Business or Assets (other than those liabilities expressly assumed hereunder) and outstanding on, or accrued or referable to the period up to and including the Effective Time, including but not limited to any and all liabilities in respect of national insurance, PAYE, VAT or other Taxation attributable to the Seller in respect of the Business, the Assets or the Employees relating to the period ending at the Effective Time and all bank and other overdrafts and loans owing by the Seller;

“Goodwill”	all the goodwill, interest and connection of the Seller in and concerning the customer base, prospects and contacts of the Business at the Effective Time together with the exclusive right (so far as enjoyed by the Seller) to carry on the Business and for the Buyer to represent itself as carrying on the Business in succession to the Seller;

“Group”	the Buyer’s Group or the Seller’s Group, as the context requires;

“Hazardous Substances”	any substance or organism which alone or in combination with others may cause harm or damage to the Environment, human health and safety, flora or fauna and includes without limitation, any hazardous or toxic materials, pollutants and wastes;

“Hire Agreement”	an operating lease, finance lease or hire purchase agreement;

“Housing”	any cabinet, kiosk, acoustic hood, shelter or booth or similar things (including any side panels, door, signage, lighting, metal frame, back plate or other configuration) forming the structure of an ATM;

“ICTA”	the Income and Corporation Taxes Act 1988;

“Independent Accountants”	the independent firm of chartered accountants to whom matters are referred in accordance with clause 8.1;

“Intellectual Property Rights”	all Registered Intellectual Property Rights and all inventions (whether patentable or not), design rights, database rights, copyright, moral rights, semiconductor topography rights, unregistered trade and service marks, logos, get-up and trade names and the goodwill attaching to them, Know-how, and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which subsist anywhere in the world;

“Know-how”	all know-how, trade secrets and confidential information, in any form (including paper, electronically stored data, magnetic media, film and microfilm) including without limitation drawings, formulae, test results or reports, project reports and testing procedures, information relating to the working of any product, process, invention, improvement or development, instruction and training manuals, tables of operating conditions, information concerning intellectual property portfolio and strategy, market forecasts, lists or particulars of customers and suppliers, sales targets, sales statistics, prices, discounts, mark-ups, future business strategy, tenders, price sensitive information, market research reports and business development and planning reports but always excluding any Confidential Information;

“Leased Equipment”	all assets used (but not owned) by the Seller exclusively for the purposes of the Business and which are the subject of a Hire Agreement;

“Licence Agreement”	the perpetual royalty free licence of the use of the Business Design Right, in the agreed form, to be granted by the Buyer to the Seller on Completion;

“Losses”	in relation to any matter, all liabilities, losses, claims, damages, fines, penalties, costs and expenses relating to that matter (including for the avoidance of doubt all reasonable and properly incurred legal and other professional costs);

“Management Accounts”	the unaudited management accounts of the Seller in relation to the Business comprising balance sheets as at 31 December 2004 and as at 30 June 2005 and profit and loss accounts for the periods which began on (a) 1 January 2004 and ended on 31 December 2004 and (b) 1 January 2005 and ended on 30 June 2005 copies of which are annexed to this Agreement marked “B”;

“Net Current Liability Statement”	the statement of the Net Current Liability Value in the format set out in part 3 of schedule 10 (Completion Accounts);

“Net Current Liability Value”	the amount (if any) in pounds sterling by which the aggregate value of those liabilities of the Seller relating to the Business as at the Completion Date that are listed in part 1 of schedule 10 (Completion Accounts) (the repayment of which, for the avoidance of doubt, is being assumed by the Buyer pursuant to this Agreement) exceed the aggregate value of those assets of the Seller relating to the Business as at the Completion Date that are listed in part 1 of schedule 10 (Completion Accounts) (which assets are for the avoidance of doubt, being acquired by the Buyer pursuant to this Agreement) as shown in the Completion Accounts (and for the avoidance of doubt, the amount of that excess (if any) shall be expressed as a positive rather than as a negative figure), and provided that (a) if the aggregate amount of those liabilities is equal to the aggregate amount of those assets, the Net Current Liability Value shall be zero; and (b) if the aggregate amount of those liabilities is less than the aggregate amount of those assets then the amount of that shortfall shall be expressed as a negative (rather than as a positive) amount, so that (for illustrative purposes only) if the aggregate amount of those liabilities exceeds the aggregate value of those assets by £100,000, the Net Current Liability Value shall be £100,000 and if the aggregate amount of those liabilities is less than the aggregate value of those assets by £100,000, the Net Current Liability Value shall be –(£100,000);

“Pension Scheme”	means the scheme known as the Travelex Group Personal Pension Plan operated by Scottish Equitable plc;

“Plant and Equipment”	such of the ATMs as are listed in schedule 6 which are owned by the Seller at the Effective Time and held exclusively for the purposes of the Business and/or the business of Travelex ATMs, and other items of plant, machinery, fittings, tools and equipment, including computer systems, office furniture and motor vehicles, excluding any assets comprised within the Excluded Assets, owned by the Seller at the Effective Time and held exclusively for the purposes of the Business and/or the business of Travelex ATMs including but not limited to the items described in schedule 11;

“Registered Intellectual Property Rights”	all patents, utility models, registered designs, registered copyrights, plant variety rights, registered trade and service marks and the goodwill attaching to them, domain names and applications for registration and rights to grant of them and any rights or forms of protection of a similar nature anywhere in the world;

“Repeated Warranties”	the Warranties other than those set out in paragraph 2.2 of part 2 of schedule 3, as such warranties continue to be repeated in accordance with clause 14.1 between the date of this Agreement and the Completion Date provided that, for the purposes of this definition, references to Employees in the Warranties contained in part 8 of schedule 3 shall be to the Employees as at the date of this Agreement;

“Sellers’ Accountants”	the Seller’s accountants for the time being.

“Seller’s Group”	Travelex Holdings Limited and all direct or indirect subsidiary undertakings for the time being of Travelex Holdings Limited;

“Seller’s Solicitors”	Olswang of 90 High Holborn, London WC1V 6XX;

“Share Purchase Agreement”	the agreement, in the agreed form, between TRM Services Limited, the Seller and Snax 24 Corporation Limited, with the same date as this Agreement relating to the sale of the Shares;

“Shares”	shall have the meaning given to it in the definitions of the Share Purchase Agreement;

“Site Agreement”	has the meaning given to it in paragraph 1.1 of part 6 of schedule 3;

“Tax” or “Taxation”	all forms of taxation, duties, rates, levies, withholdings, deductions, charges and imposts imposed in the United Kingdom or elsewhere, and all penalties, surcharges, fines and interest relating to any of the above but excluding any stamp duty, stamp duty land tax or stamp duty reserve tax payable on this Agreement or any instrument executed pursuant to this Agreement or on any agreement relating to the Business and excluding business rates;

“Tax Authority”	HM Revenue and Customs and any other authority body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax;

“Trade Marks”	business names, domain names, registered and unregistered trade marks and applications for registration of any of the above;

“Transfer Regulations”	the Transfer of Undertakings (Protection of Employment) Regulations 1981;

“Transferring Creditors”	all sums due and owing by the Seller for fewer than 60 days from the date of supply of the goods or services or if the provision for such goods or services is ongoing, the date of invoice at the Effective Time in connection with the Business and in the ordinary course of trade and excluding (a) any amounts due in respect of the purchase of fixed assets (b) amounts due to members of the Seller’s Group and (c) any such sums comprised within the Excluded Liabilities;

“Transferring Debtors”	all sums receivable by or owing to the Seller at the Effective Time in connection with the Business and in the ordinary course of trade and which have been owing to the Seller for fewer than 60 days from the date of supply of goods or services, and whether or not then invoiced or due, but excluding any such sum comprised within the Excluded Assets;

“Transferring Intellectual Property”	the Business Design Right, the Goodwill associated exclusively with the Business, the Business Know-how and all other Intellectual Property Rights owned by the Seller at the Effective Time and used exclusively for the purposes of the Business and/or the business of Travelex ATMs, including the Intellectual Property Rights listed in schedule 1, but excluding any Intellectual Property Rights comprised within the Excluded Assets;

“Transitional Services Agreement”	the transitional services agreement in the agreed form to be entered into between the Seller and the Buyer and Travelex ATMs on the date of this Agreement;

“Travelex ATMs”	Travelex ATMs Limited, a private company limited by shares incorporated in England and Wales with registered number 4046739;

“Travelex Holdings Limited.”	a company incorporated in England and Wales (registered number: 4090247) whose registered office is at 65 Kingsway, London WC2B 6TB;

“VAT”	value added tax, as provided for in VATA, and any tax imposed in substitution for it;

“VATA”	the Value Added Tax Act 1994;

“Warranties”	the warranties of the Seller given under clause 14.1 which are set out in schedule 3; and

“Warranty Claim”	a claim for any breach of any of the Warranties.
1.2	In this Agreement, unless the context requires otherwise:
1.2.1	any reference to the parties or a recital, clause or schedule is to the parties or the relevant recital, clause or schedule of or to this Agreement, and any reference in a schedule to a paragraph is to a paragraph of that schedule or, where relevant, that part of that schedule;

1.2.2	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other genders;

1.2.5	“financial year”, “parent undertaking” and “subsidiary undertaking” have the meanings given to them by sections 223 and 258 of the Companies Act 1985 respectively;

1.2.6	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation except to the extent that any amendment, re-enactment or consolidation on or after the date of this Agreement would increase the liability of any party under this Agreement; and
1.2.7	any reference to a document being “in the agreed form” means a document in a form agreed by the parties and either entered into on the date of this Agreement by the relevant parties or initialled by the parties or on their behalf by the Seller’s Solicitors or by the Buyer’s Solicitors, in the latter case with such amendments as they may subsequently agree;

1.2.8	if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.2.9	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA;

1.2.10	references to writing shall include any modes of reproducing words in a legible and non-transitory form (but not e-mail);

1.2.11	reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it; and

1.2.12	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.
1.3	The schedules and recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the schedules and recitals.

2.	AGREEMENT FOR SALE

2.1	Subject to the terms of this Agreement, the Seller shall sell or cause to be sold and the Buyer shall buy the Business as a going concern and all the Assets with effect from the Effective Time.

2.2	The Seller shall sell and the Buyer shall purchase the Assets and all attached or accrued rights free from all Encumbrances with full title guarantee, save as provided in clause 11 and save in relation to the Transferring Intellectual Property Rights where the only Warranties given are as set out in part 9 of schedule 3.

3.	EXCLUDED ASSETS

3.1	Nothing in this Agreement shall operate to transfer to the Buyer any interest in any of the Excluded Assets.

3.2	The Seller acknowledges and agrees that the Buyer will not assume or have any liability or obligation in respect of:
3.2.1	the Excluded Assets;

3.2.2	the Excluded Liabilities; or

3.2.3	the Business save to the extent expressly assumed or incurred by it under this Agreement and save for liabilities under the Transfer Regulations, and the Seller shall indemnify the Buyer on demand against all Losses which the Buyer incurs in relation to any liability or obligation not to be assumed or incurred by the Buyer in accordance with this clause 3.2.

4.	CONDITIONS

4.1	Completion is subject to the following conditions being satisfied or (where permitted) waived on or before 5.30 p.m. (London time) on the End Date:
4.1.1	unconditional written consent from each counterparty to the Contracts listed in schedule 7 to the change of control of Travelex ATMs or to the assignment of the relevant Contract to the Buyer, as appropriate, having been obtained (or deemed obtained in accordance with clause 4.2);

4.1.2	the funding for the consideration for the purchase of the Business and Assets having been obtained on terms and conditions satisfactory to the Buyer.
4.2	The Seller shall use all reasonable endeavours to procure that the Condition set out in clause 4.1.1 is satisfied on or before the End Date. The Buyer shall provide all reasonable information relating to it and to the Buyer’s Group as is reasonably requested by any counterparty such as is referred to in clause 4.1.1 and, for the purposes of obtaining the consents referred to in that clause, the Guarantor shall (if so requested by any such counterparty) offer a reasonable guarantee of the obligations of the Seller or Travelex ATMs (as the case may be) under the relevant contract. If the Guarantor fails to supply any such guarantee or the Buyer is in material breach of its obligations under the previous sentence, then without prejudice to the other rights of the Seller, the consent of the relevant counterparty shall be deemed obtained for the purpose of clause 4.1.1 if such failure is the reason for the consent not having been obtained. The Buyer shall take all reasonable steps to obtain the funding referred to in clause 4.1.2 on or before the End Date provided that the Buyer shall be under no obligation to continue to raise the funding save to the extent that (a) such funding ceases to be viable because of a material adverse change affecting stock markets or interest rates or (b) to the extent that funding on terms acceptable to the proposed suppliers of financing would be likely to result in the share price of the Guarantor falling by more than US$1.55. The Buyer shall not be obliged to accept the offer of any funds unless the funding is available to the Buyer on terms reasonably believed by it to be commercially reasonable.
4.3	The Buyer may by notice to the Seller waive the Condition set out in clause 4.1.1.

4.4	If the Conditions have not been fulfilled or waived, where permitted by clause 4.3, on or before the End Date, the provisions of this Agreement shall terminate and no party shall have any further rights or obligations under this Agreement, including accrued rights and obligations at the time of termination (other than accrued rights and obligations in respect of breaches of clause 4.2, which accrued rights and obligations shall not be affected by termination) save that clauses 18, 20 and 22 to 24 inclusive and 28 and 29 shall remain binding on the parties in accordance with their terms.

5.	BETWEEN EXCHANGE AND COMPLETION

5.1	During the period between the signing of this Agreement and ending on Completion or the termination of this Agreement (whichever is the earlier) the Seller shall comply with the provisions set out in schedule 5.

5.2	The Seller shall procure that during the period beginning on the signing of this Agreement and ending at Completion or the termination of this Agreement (whichever is earlier) the Buyer and any persons authorised by it shall be given reasonable access during normal business hours and on reasonable notice to the employees, premises, plant, machinery, books of account, records and documents of the Business and the directors and employees shall be instructed to give as soon as reasonably practicable to the Buyer and any persons authorised by it all information in relation to the Business as the Buyer may reasonably request.

5.3	The Seller shall indemnify the Buyer in respect of any reduction in the value of the Business and Assets arising as a result of all breaches of the Repeated Warranties if (and only if) the aggregate amount of that reduction, and the aggregate reduction in the value of the Business and the Assets caused by all breaches of the Repeated Warranties as defined in the Share Purchase Agreement, exceeds £250,000 in which event the Seller shall, subject to clauses 5.5 and 5.6, indemnify the Buyer for the entire amount of the reduction in the value of the Business and Assets, including any amount taken into account in reaching the £250,000 threshold.
5.4	If following the date of this Agreement, but before Completion, or any termination of this Agreement the Buyer becomes aware of any breach of the Repeated Warranties entitling it to be indemnified under clause 5.3, then subject to clause 5.5 the Buyer shall within five Business Days of becoming aware of the relevant breach give notice to the Seller giving its best estimate of the diminution in the value of the Business and Assets caused by the breach or breaches in question and requiring that the amount of the specified diminution in value shall at Completion be deducted from the purchase price payable in accordance with clause 19 and shall instead be deposited into the Escrow Account and only be released from such account in accordance with the terms of the Escrow Agreement.

5.5	The Buyer shall have no rights to be indemnified under clause 5.3 or otherwise in respect of any breach of the Repeated Warranties resulting from:
5.5.1	any fact or matter disclosed in the Disclosure Letter on the basis set out in clause 14.1 or any claim made or proceedings threatened by any third party arising out of any fact or matter disclosed in the Disclosure Letter on such basis; or

5.5.2	any change in stock markets, interest rates, exchange rates, or other general economic conditions generally affecting the industry in which the Business operates.
5.6	The Seller shall not be liable in respect of a breach of a Repeated Warranty if, on or before the date falling 10 Business Days after the date on which notice of that breach is received by the Seller under clause 5.4, the Seller has remedied the relevant breach or prevented the Buyer from suffering any potential loss in respect of the subject matter of that breach or caused any loss which could be so suffered by the Buyer to be made good. The Buyer shall comply with all reasonable requests made by the Seller at the Seller’s cost during that period for the purposes of so remedying any such breach or preventing any such loss.

6.	CONSIDERATION

6.1	The purchase price for the Assets shall be £11,528,000, apportioned between the Assets as provided for in clause 6.2, together with VAT (if any) chargeable in respect of the sale plus any sum payable by the Buyer and minus any sum payable to the Buyer pursuant to clause 6.4.

6.2	The purchase price for the Assets shall be apportioned as follows:

Asset	Purchase Price
(stated in pounds sterling or
as a percentage of the
balance of the purchase price)

Business Records:	£1

rights under and in connection with the Contracts, subject to clause 10.6:	£1

Transferring Debtors:	the face value of the Transferring Debtors

Plant and Equipment:	20% of (the total purchase price less £4)

Transferring Intellectual Property and Goodwill comprised in Transferring Intellectual Property:	£1

Goodwill (other than that comprised in the Transferring Intellectual Property):	80% of (the total purchase price less £4) less the face value of the Transferring Debtors plus the face value of the Transferring Creditors

Transferring Creditors the discharge of which is (the face value of the Transferring Creditors) assumed by the Buyer pursuant to clause 12.6	Minus the face value of the Transferring Creditors

Asset	Purchase Price
(stated in pounds sterling or
as a percentage of the
balance of the purchase price)

all other rights and assets of the Seller at the Effective Time relating exclusively to the Business and/or the business of Travelex ATMs, other than the Excluded Assets:	£1

£11,528,000

6.3	The apportionment referred to in clause 6.2 shall apply for all purposes, including stamp duty and any other form of Taxation, but shall not in any way limit the liability of the Seller in respect of any Warranty Claim.

6.4	On the date falling five Business Days after the calculation of the Net Current Liability Value becomes final and binding on the parties in accordance with this Agreement:
6.4.1	if the Net Current Liability Value is greater than £(X+C) the Seller shall pay to the Buyer an amount equal to the amount by which the Net Current Liability Value exceeds £(X+C); or

6.4.2	if the Net Current Liability Value is less than £(X-C) the Buyer shall pay to the Seller an amount equal to the amount by which the Net Current Liability Value is less than £(X-C);
where:

X =	£95,322	x B

A
A = 258

B = the number of ATMs in operation as at the Completion Date

C = £25,000

together in either case with interest accruing from day to day, both before and after judgment, from the Completion Date until the date of payment at a rate two per cent. above the base rate for the time being of Barclays Bank plc. All payments pursuant to this clause shall be made by telegraphic transfer of immediately available funds to the bank accounts specified in clause 19.

7.	COMPLETION ACCOUNTS

7.1	The Seller shall use its reasonable endeavours to ensure that a draft of the Completion Accounts is prepared as soon as possible after Completion and delivered to the Buyer on or before the date falling 20 Business Days after Completion, together with the Net Current Liability Statement signed by the Seller.

7.2	The Completion Accounts shall be drawn up in accordance with the accounting bases, methods and policies set out in part 2 of schedule 10.

7.3	The draft Completion Accounts and the calculation of the Net Current Liability Value set out in the Net Current Liability Statement shall be deemed agreed by the Buyer on the date falling 10 Business Days after the date on which those documents are first delivered to the Buyer and shall be final and binding on the parties for all purposes (and shall respectively constitute the Completion Accounts for the purposes of this Agreement and the Net Current Liability Value for the purposes of clause 6), unless during that period the Buyer gives notice to the Seller that it disagrees with the calculation of the Net Current Liability included in the Net Current Liability Statement. Any notice so given shall include reasonable details (so far as practicable) of the reasons for any disagreement and any suggested adjustment, together with reasonable supporting evidence for each adjustment, including any relevant working papers.

7.4	If any notice is so served by the Buyer during such 10 Business Day period, the Buyer and the Seller shall attempt in good faith to resolve any matters in dispute and agree a final form of Completion Accounts and the calculation of the Net Current Liability Value on or before the date falling 10 Business Days after the date on which the Sellers receive that notice. The Completion Accounts and the calculation of the Net Current Liability Value so agreed by them shall be final and binding on the parties for all purposes (and shall respectively constitute the Completion Accounts for the purposes of this Agreement and the Net Current Liability Value for the purposes of clause 6). In the absence of agreement between the Buyer and the Seller within that time period, the Independent Accountants shall be instructed to deliver a determination of the matters in dispute and a calculation of the amount of the Net Current Liability Value and revised Completion Accounts adjusted only to take account of the matters determined by them. As so revised, the Completion Accounts shall then constitute the Completion Accounts for the purposes of this Agreement.

7.5	Each party shall promptly provide to the other or the other’s accountants or professional advisers (and to the Independent Accountants) all such documents and information as may reasonably be requested for the purpose of preparing or reviewing the Completion Accounts and the Net Current Liability Statement. The parties’ obligations under this clause shall, without limitation, extend to providing access to or copies of all working papers in their possession or under their control (other than those created by their respective accountants) created in the course of the preparation and/or review of the Completion Accounts and/or Net Current Liability Statement, together (in the case of the Buyer) with extracts from the Seller’s accounting records to which the working papers relate or from which the working papers have drawn information, and access upon reasonable notice and during normal working hours to relevant personnel, and to relevant records and information within the possession or under the control, of the relevant party.
8.	APPOINTMENT OF INDEPENDENT ACCOUNTANTS

8.1	Any matters which this Agreement provides are to be determined by the Independent Accountants may be referred for determination by either the Seller or the Buyer to:
8.1.1	KPMG or (if they refuse to accept instructions) Deloitte or (if they refuse to accept instructions) any other independent firm of chartered accountants whose identity is agreed between the Seller and the Buyer and whose terms of engagement are agreed to and signed by the accountants, the Seller and the Buyer; or

8.1.2	if no such firm is agreed or no such terms of engagement are signed on or before the date falling 20 Business Days after the date on which a firm accepts instructions (in the case of KPMG or Deloitte) or in any other case is first proposed by either party to the other for the purpose, such independent firm of chartered accountants on such terms of engagement as shall be chosen or (as the case may be) specified on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. If the Seller or the Buyer fails to sign such terms of engagement on or before the date falling five Business Days after the date on which such choice or (as the case may be) specification is made, Independent Accountants shall be deemed to have been appointed and to have determined the matter or matters to be referred to the Independent Accountants under this clause in favour of the party who has signed the terms of engagement.
8.2	The Independent Accountants:
8.2.1	shall act as experts and not as arbitrators;

8.2.2	shall decide on the procedure (subject to clause 8.2.3) and timetable to be followed in the determination (provided that, in any event, they shall give the Seller and the Buyer the opportunity of making such representations as they may reasonably require); and

8.2.3	shall be required only to determine those matters that this Agreement provides should be determined by them (and not any additional or separate issues subsequently raised by the parties) and deliver such determination and any calculation, statement or accounts required to be provided by them by this Agreement in writing to the parties on or before the date falling 20 Business Days after the date of the appointment of the Independent Accountants.
8.3	In the absence of fraud or manifest error, the decision of the Independent Accountants and any determination and any calculation, statement or accounts required to be provided by them by this Agreement shall be final and binding on the parties for all purposes. The fees and expenses of the Independent Accountants shall be paid by such party or parties as the Independent Accountants shall determine to be appropriate in their sole discretion, having regard to the relative merits of the arguments of each of the parties. In default of a determination by the Independent Accountants as to fees and expenses, they shall be borne as to 50 per cent. by the Buyer and 50 per cent. by the Seller.

8.4	The Seller and the Buyer shall each use all reasonable endeavours to co-operate with the Independent Accountants and to enable them to reach their determination within the time period set by this Agreement including by co-operating with any timetable and procedure set by the Independent Accountants. In particular, the Seller and the Buyer shall each provide each other and the Independent Accountants with or with access to all such documents and information as are in their possession or under their control, and access to all relevant personnel upon reasonable prior notice and during normal working hours, as may from time to time be requested by the Independent Accountants in their absolute discretion. In the event that any of the Seller or the Buyer does not co-operate with or grant access to or supply any document or information so requested within any time specified by the Independent Accountants, the Independent Accountants shall be entitled to make such assumptions for the purposes of making their determination (including any determination as to costs) as a result of that failure to co-operate, grant access or supply such document or information as they shall in their absolute discretion determine to be appropriate.

9.	COMPLETION

9.1	Subject to clauses 9.5 to 9.8 (inclusive) Completion shall take place at the offices of the Seller’s Solicitors within two Business Days after all of the Conditions have been fulfilled or waived in accordance with clause 4 (or such later date as the Buyer and the Seller shall agree).

9.2	At Completion:
9.2.1	property and risk in the Assets shall pass to the Buyer; and

9.2.2	every Asset which is then in the possession of the Seller, legal title to which is capable of passing to the Buyer by delivery, shall be constructively delivered to the Buyer.
9.3	At Completion, the Seller shall deliver or make available to the Buyer:
9.3.1	an assignment of the Seller’s rights under and in connection with the Contracts in the agreed form executed by the Seller;

9.3.2	an assignment of the Transferring Debtors in the agreed form executed by the Seller;

9.3.3	the written consents referred to in clause 4.1.1 (save where any consent is deemed given under clause 4.2);

9.3.4	assignments of the Transferring Intellectual Property in the agreed form, executed by the Seller;

9.3.5	certificates of registration and/or filing receipts and the other documents relating to the Transferring Intellectual Property to the extent that the same are in the possession or under the control of the Seller;

9.3.6	all consents required for the sale of the Business and Assets from Apax Partners Europe Managers Limited and agents of the senior and mezzanine financiers under certain financing arrangements;

9.3.7	written confirmation, in a form reasonably acceptable to the Buyer, that the master agreement between Travelex UK Limited, TotalFinaElf UK Limited and Travelex ATMs Limited has not been terminated and is in force;

9.3.8	the Licence Agreement executed by the Seller;

9.3.9	a deed of release in a form reasonably acceptable to the Buyer executed by Barclays Bank plc consenting to the transfer of the Assets;

9.3.10	a list of all the ATMs for which planning permission has been obtained as described in paragraph 1.6 of part 6 of schedule 3;

9.3.11	a certified copy of the minutes of a meeting of the directors of the Seller in the agreed form resolving that the Seller should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Seller;

9.3.12	a list of all Site Agreements falling within paragraph 1.6.6 of part 4 of schedule 3;

9.3.13	the Contracts and such original documents in relation to them to the extent that, in both cases, the same are in the possession of or under the control of the Seller;

9.3.14	the Business Records to the extent that the same are in the possession of or under the control of the Seller; and

9.3.15	subject to clause 15.11.2, pay the sum of £50,000 to the Buyer and the Buyer hereby undertakes to use such sum to make a bonus payment to Nick Cockett if he remains an employee of the Buyer for the 6 months following Completion, and further provided that such sum is repaid to the Seller if he ceases to be an employee of the Buyer within such time period.
9.4	At Completion, the Buyer shall:
9.4.1	deliver to the Seller:
9.4.1.1	the Licence Agreement executed by the Buyer;

9.4.1.2	a certified copy of the minutes of a meeting of the directors of the Buyer in the agreed form resolving that the Buyer should enter into this Agreement, and each other document to be signed by it at Completion, and authorising the execution of those documents by each person signing on behalf of the Buyer; and

9.4.1.3	a certified copy of the minutes of a meeting of the directors of the Guarantor in the agreed form resolving that the Guarantor should enter into this Agreement and give the guarantee in clause 18, and authorising the execution of this Agreement by each of the persons signing for the Guarantor;
9.4.2	and shall pay:
9.4.2.1	the sum of £11,528,000 (less any amount which is to be paid into the Escrow Account in accordance with clause 5.4 and clause 11.8 (Contracts)) to the Seller in accordance with clause 19.1; and

9.4.2.2	pay the sum of £57,241 plus any sum due to be paid into the Escrow Account pursuant to clause 5.4, into the Escrow Account.
9.5	If either the Buyer or the Seller (referred to in this clause 9 as the “defaulting party”) does not or is unable to fulfil any material obligations under clause 9.3 or clause 9.4, as the case may be, at the time when Completion is due to take place under clause 9.1, the other party (referred to in this clause 9 as the “non-defaulting party”) may, in addition to any other right or remedy it may have, by notice to the defaulting party:
9.5.1	postpone Completion by up to 20 Business Days; or

9.5.2	elect to proceed to Completion, in which case the defaulting party shall be obliged to fulfil those obligations under clause 9.3 or clause 9.4, as the case may be, which it is then able to fulfil and to fulfil the remaining obligations on or before any later date specified for the purpose in the notice; or

9.5.3	if having already given notice under clause 9.5.1 and a period of not less than 20 Business Days having elapsed without each unfulfilled obligation in question having been fulfilled in all material respects, elect not to complete the sale and purchase of the Assets.
9.6	If Completion is postponed on any occasion under clause 9.5.1, clause 9.5 shall apply with respect to each occasion to which it is so postponed.

9.7	If the non-defaulting party elects not to complete the sale and purchase of the Assets in accordance with clause 9.5.3, or if the parties are not obliged or entitled to complete the sale and purchase of the Business and Assets by reason of clause 9.8 and one party so notifies the other party the parties shall have no further rights or obligations under this Agreement, other than accrued rights and obligations at the time of that election in respect of prior breaches including breaches of clauses 9.2 to 9.4, save that clauses 18, 20 and 22 to 24 inclusive and 28 and 29 shall remain binding on the parties in accordance with their terms, provided that where the Buyer is the non-defaulting party, it may demand by way of a pre-agreed estimate of its loss the aggregate sum of £1,500,000 from the Seller (or the aggregate sum of £750,000 if TRM Services Limited makes a similar demand under the Share Purchase Agreement) which the Seller shall pay in full and final settlement of any rights and remedies the Buyer might otherwise have had in respect of the breach or breaches in question, all of which rights and remedies shall be unconditionally waived and released with effect from receipt by the Buyer of the sum payable under this clause.
9.8	The parties shall not be obliged or entitled to complete the sale and purchase of the Business and Assets unless the Share Purchase Agreement is completed simultaneously.
10.	CONTRACTS

10.1	Subject to clause 11 and the following provisions of this clause 10, the Buyer shall perform in place of the Seller and in accordance with their terms all obligations required to be performed after the Effective Time under the Contracts. The Buyer shall indemnify the Seller on demand against all Losses which the Seller may incur arising from or in connection with any failure by the Buyer to perform any such obligation.
10.2	Clause 10.1 shall not apply to any obligation arising by reason of a breach, omission or failure to perform by the Seller of an obligation required by any Contract to be performed before the Effective Time.
10.3	The Seller shall at its own cost discharge the obligations referred to in clause 10.2 as they fall due, and shall indemnify the Buyer on demand against all Losses which the Buyer may incur arising from or in connection with any failure by the Seller to do so. Nothing in this clause 10 or elsewhere in this Agreement shall have the effect of making the Buyer liable in any way under any guarantees of any third party obligations or of warranties given in Contracts relating to any obligation under any Contract to be performed before the Effective Time or otherwise in relation to the performance of the Seller of its obligations under such Contracts up to the Effective Time, the liability for which shall remain with the Seller.
10.4	The Seller shall indemnify the Buyer on demand against all Losses which the Buyer may incur by reason of any failure by the Seller to perform any obligation arising out of the Contracts prior to the Effective Time.

10.5	Any tender issued by the Seller in the course of the Business before Completion and which is not then accepted and which is capable, on acceptance, of giving rise to a binding agreement, the details of which are set out in schedule 8, shall be deemed to be a Contract for the purposes of this Agreement with effect from the time of its acceptance.
10.6	Nothing in this Agreement shall constitute an assignment (or attempted assignment) of rights under or in connection with any Contract, or require the Buyer to perform any obligation under a Contract in place of the Seller, for which consent has not been achieved pursuant to clause 4.1.1 and for which third party consent is required to the assignment of those rights to the Buyer, or to the performance by the Buyer of that obligation, within the meaning of clause 11.1.
11	THIRD PARTY CONSENTS

11.1	This clause 11.1 shall apply in relation to any Contract if and while a third party consent is required to the assignment to the Buyer of any rights under or in connection with that Contract or to the performance by the Buyer after the Effective Time of any obligation under that Contract in place of the Seller. A third party consent shall without limitation be deemed to be required for the purposes of this clause 11.1 if, either it is an express term of the Contract that consent is required to the assignment or if, in the absence of that consent, the assignment in question or the performance by the Buyer of the relevant obligation would result, directly or indirectly and with or without notice, in:
11.1.1	the breach of any Contract;

11.1.2	the acceleration of any obligation or the assumption of any further obligation under any Contract; or

11.1.3	a person becoming entitled to terminate any Contract or otherwise to exercise any further rights under any Contract.
11.2	In each case where clause 11.1 applies to a Contract, each of the Buyer and the Seller shall on request by the other use reasonable endeavours to obtain the relevant third party consent as soon as is reasonably practicable. Any professional costs or expenses of any relevant third party for which it requires reimbursement shall be borne by the Seller. The Guarantor shall, if requested by any relevant third party in relation to a Site Agreement, give all reasonable guarantees required by such third party in connection with such a consent. The Seller agrees not to offer any such guarantees on behalf of the Guarantor without the Guarantor’s prior written consent.

11.3	While a third party consent is required to the assignment to the Buyer of rights under or in connection with any Contract, the Seller shall continue its corporate existence and shall hold those rights and all monies received under that Contract after Completion on trust for the Buyer absolutely and, to the extent that a third party consent is not required in order for it to do so, shall pay those monies to the Buyer on or before the date falling 10 Business Days after the date of receipt and shall otherwise exercise its rights in respect of that Contract only as the Buyer may from time to time direct.
11.4	While a third party consent is required to the performance by the Buyer after the Effective Time of any obligation under a Contract in place of the Seller, the Buyer shall perform that obligation as agent or sub-contractor of the Seller or, if to do so would itself require a third party consent, the Seller shall perform that obligation at the Buyer’s cost if requested to do so by the Buyer, and in the latter case, the Buyer shall afford the Seller, at the Buyer’s cost, all such facilities and employees as the Seller may reasonably request in order to perform that obligation. The Buyer shall indemnify the Seller against all Losses which the Seller may incur arising from or in connection with such obligations, and without limiting that indemnity, the Buyer shall reimburse the Seller for all costs reasonably incurred by the Seller in performing any such obligation in accordance with this clause on or before the date falling five Business Days from the date on which the Seller notifies the Buyer of the amount of such costs.
11.5	Until any Contract is assigned or novated but subject to clause 11.7, the Seller shall give all such assistance as the Buyer may reasonably require at the Buyer’s cost to enable the Buyer to enforce the Seller’s rights under such Contract and (without limitation) shall provide access to all relevant books, documents and other information in its possession in relation to such Contract as the Buyer may reasonably require.
11.6	When (and only when) a third party consent requested under clause 11.2 is given, clause 2.1 shall apply to rights under or in connection with the relevant Contract and/or clause 10.1 shall apply in relation to obligations under that Contract, but without prejudice to the parties’ accrued rights at that time under this clause 11.
11.7	If third party consent to assignment or novation of a Contract is refused, or otherwise not obtained on terms reasonably satisfactory to the Buyer within 60 Business Days of the Completion Date, the Buyer shall be entitled at its sole discretion to require the Seller to serve proper notice (in accordance with the terms of such Contract to terminate that Contract. The Buyer shall indemnify and keep indemnified the Seller from and against all Losses that the Seller may incur by reason of the termination of such Contract.

11.8	In relation to the Contracts listed in schedule 12 (“Tier 2 Contracts”):
11.8.1	the Buyer has paid the aggregate sum of £57,241 (“Aggregate Contract Retention”) out of the purchase price for the Business and Assets into the Escrow Account to be dealt with in accordance with this clause 11.8;

11.8.2	the Buyer and the Seller agree to give written instructions in accordance with the terms of the Escrow Agreement for release of the following sums out of the Aggregate Contract Retention to the following persons at the following times:
11.8.2.1	subject to clause 11.8.2.2, in relation to any Tier 2 Contract which is terminated as a result of the sale of the Business and Assets to the Buyer or the sale of the Shares to TRM Services Limited during the period of two years following the date of this Agreement, the amount set out opposite that Tier 2 Contract in schedule 12 together with interest accrued thereon in the Escrow Account to the date of payment to be paid to the Buyer, within 10 Business Days of the receipt of the relevant notice of termination;

11.8.2.2	in relation to any Tier 2 Contract which is not terminated as described in clause 11.8.2.1, within 10 Business Days of the earlier of (a) the assignment of that Contract to the Buyer or the consent to the change of control of Travelex ATMs Limited (as appropriate); and (b) the second anniversary of Completion, the amount set out opposite that Tier 2 Contract in schedule 12 to be paid to the Seller together with interest accrued thereon in the Escrow Account to the date of payment.
12	DEBTORS AND CREDITORS

12.1	Within five Business Days of Completion, the Seller shall deliver to the Buyer a list of Transferring Debtors.
12.2	As soon as reasonably practicable after Completion, the Seller shall send letters in the form set out in the Assignment of Debtors to all persons owing any of the Transferring Debtors, instructing them to make payments in settlement of the Transferring Debtors to the Buyer.
12.3	If the Seller receives after Completion any monies in full or partial settlement of any of the Transferring Debtors, the Seller shall ensure that all monies so received are held on trust for the Buyer and paid or delivered to the Buyer promptly, and in any event on or before the date falling

10 Business Days after the day of receipt. If the Buyer receives after Completion any monies in full or partial settlement of any of the Aged Debtors then the Buyer shall ensure that all monies so received are held on trust for the Seller and paid or delivered to the Seller promptly and in any event on or before the date falling 10 Business Days after the day of receipt.
12.4	The Buyer shall promptly provide the Seller with all information (including without limitation copies of invoices, orders, correspondence, delivery notes and returns notes) in the possession or under the control of the Buyer or any other member of the Buyer’s Group as the Seller may from time to time reasonably require relating to the Aged Debtors, the Transferring Debtors, the Aged Creditors and the Transferring Creditors.
12.5	The Seller shall promptly provide the Buyer will all information (including without limitation copies of invoices, orders, correspondence, delivery notes and returns notes) in the possession or under the control of the Seller or any other member of the Seller’s Group as the Buyer may from time to time reasonably require relating to the Transferring Debtors, the Aged Debtors, the Aged Creditors and the Transferring Creditors.
12.6	After Completion:
12.6.1	the Seller shall discharge the Aged Creditors in accordance with the normal practices of the Business and the Buyer shall promptly provide the Seller with copies of all correspondence it receives with regard to any of the Aged Creditors;

12.6.2	the Seller shall within 5 Business Days of Completion deliver to the Buyer a list of the Transferring Creditors and the Buyer shall comply with clause 12.6.3;

12.6.3	within 5 Business Days before the due date for payment of each such Transferring Creditor (or if such due date has passed within five Business Days of receipt of the list) the Buyer shall pay the amount of each such Transferring Creditor to the Seller and the Seller agrees to discharge such Transferring Creditors within five Business Days of receipt of payment.
13	EMPLOYEES

13.1	The parties confirm their understanding that the Transfer Regulations apply to the sale of the Business and Assets and that the contracts of employment of each of the Employees (save insofar as relating to benefits for old age, invalidity or survivors of an occupational pension scheme) should have effect after Completion as if originally made with the Buyer instead of the Seller.
13.2	The Seller shall use reasonable endeavours to carry out a consultation process as envisaged by Regulation 10 of the Transfer Regulations, however the Seller will not be in breach of this clause if the period between the date of this Agreement and Completion is less than 30 days.
13.3	The Buyer shall indemnify the Seller on demand against all Losses which the Seller or any other member of the Seller’s Group may incur arising out of or in connection with:
13.3.1	any claim made or threatened by or on behalf of any Employee arising out of or in connection with any act or omission of the Buyer or any other member of the Buyer’s Group after the Effective Time in respect of such person;

13.3.2	any claim made or threatened by or on behalf of any Employee that the change of employer arising by reason of the operation of the Transfer Regulations is a significant change which is to his detriment;

13.3.3	any claim made or threatened by or on behalf of any Employee on the grounds that he has exercised a right to terminate his employment due to a substantial change being made or proposed to be made to his working conditions, which is or is alleged to be to his detriment, after the Effective Time;

13.3.4	any failure or alleged failure by the Seller to comply with Regulation 10 of the Transfer Regulations (whether or not caused by failure of the Buyer to comply with its obligations under regulation 10(3) of the Transfer Regulations) other than losses arising due to a breach of clause 13.2 by the Seller.
13.4	At Completion the Seller shall issue to each of the Employees a written notice in a form to be agreed between the parties informing the Employees of the transfer.
13.5	The Seller undertakes to the Buyer
13.5.1	to pay all sums due to be paid to the Employees prior to the Effective Time (whether arising under common law, statute, equity or otherwise) including all salaries, wages, employee bonus or commission and expenses;

13.5.2	that as at the Effective Time there are no sums owing to or from any Employee other than reimbursement of expenses and wages for the current salary period and holiday pay for the current holiday year; and

13.5.3	to indemnify on demand the Buyer against all Losses which the Buyer may incur arising out of or in connection with any claim made or threatened by or on behalf of any of the Employees arising from or in connection with any act or omission of the Seller in relation to their employment or its termination at or prior to the Effective Time save for any Losses due to any failure or alleged failure of the Seller to comply with Regulation 10 of the Transfer Regulations.
13.6	If any person who is not an Employee alleges that his contract of employment has effect following Completion by operation of the Transfer Regulations as if originally made with the Buyer instead of the Seller (a “Mismatched Employee”), provided that:
13.6.1	the Buyer becomes aware that the Mismatched Employee so alleges within one month of Completion;

13.6.2	the Buyer informs the Seller that the Mismatched Employee so alleges within five Business Days of becoming so aware;

13.6.3	the Buyer affords the Seller the opportunity to offer alternative employment to the Mismatched Employee; and

13.6.4	the Buyer dismisses the Mismatched Employee within four weeks of such an offer of alternative employment being made (or if the Seller declining to make such an offer) following a fair, full and proper procedure and without taking any material steps without the consent of the Seller, the Seller undertakes to indemnify and keep indemnified the Buyer in respect of any reasonable costs incurred in relation to notice pay, statutory redundancy pay and a reasonable amount in relation to unfair dismissal (or alleged unfair dismissal) in relation to any such Mismatched Employee.

14.	WARRANTIES
14.1	The Seller warrants to the Buyer that except as disclosed in the Disclosure Letter in sufficient detail to enable the Buyer to have a reasonable understanding of the nature and scope of the matter disclosed each of the Warranties is true and accurate at the date of this Agreement and, subject to clause 5.5, the Repeated Warranties will continue to be so up to Completion with reference to the facts and circumstances from time to time applying.
14.2	Each of the Warranties is separate and is to be construed independently of the other Warranties, subject to clause 14.3.
14.3	The only Warranties given:
14.3.1	in respect of the Environment are those set out in paragraph 2 of part 6 of schedule 3 and the other Warranties shall be deemed not to be given in relation to the Environment;

14.3.2	in respect of pension matters are those set out in part 7 of schedule 3 and the other Warranties shall be deemed not to be given in relation to pension matters;

14.3.3	in respect of the Employees and other employment matters are those set out in part 8 of schedule 3 and the other Warranties shall be deemed not to be given in relation to the Employees and other employment matters;

14.3.4	in respect of Intellectual Property Rights are those set out in part 9 of schedule 3, and the other Warranties shall be deemed not to be given in relation to Intellectual Property Rights;

14.3.5	in respect of matters relating to information technology used in relation to the Business and are those set out in paragraph 10 of schedule 3, and the other Warranties shall be deemed not to be given in relation to information technology; and

14.3.6	in respect of Taxation and Taxation matters are those matters set out in part 11 of schedule 3 and the other Warranties shall be deemed not to be given in relation to Taxation.
14.4	Except in the case of fraud by any Employee, the Seller waives and hereby releases any rights it may have in connection with any error in or omission from the Disclosure Letter against any Employee on whom the Seller has relied in connection with preparing the Disclosure Letter.
14.5	The Buyer shall be entitled to claim both before and after Completion that any of the Warranties has or had been breached even if the Buyer discovered or could have discovered on or before Completion that the Warranty in question was or was likely to be breached and Completion shall not in any way constitute a waiver of any of the Buyer’s rights. The Buyer warrants to the Seller that it has no actual knowledge of any fact, matter or circumstance which would give rise to a breach of the Warranties at the date of this Agreement and for these purposes the Buyer’s actual knowledge shall be limited to the actual knowledge of: Tom Mann, Ashley Dean, Rhys Edwards and Ian Strang at the date of this Agreement.
14.6	Schedule 4 (Limitations on Seller’s Liability) shall (save as otherwise provided) apply to limit or exclude, in accordance with its terms, any liability of the Seller in respect of a breach of the Warranties (other than any of the Warranties given in paragraph 2 of part 1 of schedule 3) and subject to paragraph 4.3 of schedule 4.
14.7	Any amount paid by or on behalf of the Seller in respect of a breach of the Warranties shall be deemed to reduce the purchase price payable for the Assets by, and be a repayment of, that amount. Any such amount shall be apportioned between the Assets in the same proportions as the purchase price payable for the Assets is apportioned by clause 6.2. The parties shall make such adjustments and repayments of VAT (if any) as may be appropriate in consequence of any purchase price repayment effected under this clause.
14.8	Subject to paragraph 4.1 of schedule 4, the rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of the Buyer into the Business, by the giving of any time or other indulgence by the Buyer to any person or by any other cause whatsoever except a specific waiver or release by the Buyer in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Buyer.
14.9	Where any of the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Seller or “so far as the Seller is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after diligent and careful enquiry by the Seller of the following persons in respect of the Warranties set out against their respective names and the awareness, knowledge or belief of the Seller shall be deemed to be limited to the actual awareness, knowledge or belief of such individuals:

Clive Nation, Nick Cockett, Kylie-Ann	All Warranties
Tremlett, Sylvain Pignet, James
Birch, Clive Kahn

Jackie Manley	paragraph 4 of part 3 of schedule 3 (Compliance and Litigation)

Geoff Baldock, Emma Turner	part 2 of schedule 3 (Management Accounts and Current Trading)

Lynette Mapp	part 3 of schedule 3 (Compliance and Litigation) and part 4 of schedule 3 (Contracts)

David Burgin	part 5 of schedule 3 (Assets)

Ann Colley	part 7 of schedule 3 (Pensions) and part 8 of schedule 3 (Employment)

Gareth Richards	part 10 of schedule 3 (Information Technology)

Martyn Emmerson, Lisa Westerman	part 11 of schedule 3 (Tax)

Bill Ahearn	paragraphs 3.1, 3.2 and 3.3 of part
3 of schedule 3 (Compliance and
Litigation); paragraphs 1.3 and 1.4
of part 4 of schedule 3
(Contracts); paragraphs 1.4 and 1.5
of part 6 of schedule 3 (Site Agreement)
The Seller warrants to the Buyer that the individuals listed above are the appropriate people to review the Warranties for the purpose of confirming their accuracy and that there are no other persons of whom it would be reasonable for the Seller to make enquiry.
14.10	The Seller shall disclose to the Buyer as soon as is reasonably practicable following it becoming aware of the same, any matter which becomes known to it prior to Completion which constitutes a breach of the Repeated Warranties.

15.	PROTECTION OF THE INTERESTS OF THE BUYER
15.1	The Seller agrees with the Buyer that it shall not, directly or indirectly, alone or jointly with any other person, and whether as shareholder, partner, director, principal, consultant or agent:

15.1.1	for a period of 12 months starting on the Completion Date employ any Employee or solicit, canvass or induce or endeavour to induce any such employee to leave his position, whether or not that person would commit a breach of his contract by so leaving or offer employment to any such person; and

15.1.2	for a period of two years starting on the Completion Date not solicit or induce any material supplier to the Business or any party to a Site Agreement to cease to do business with the Buyer in relation to the Business or (in the case of a material supplier) to reduce the amount of supplies to or transactions with the Business or adversely to vary the terms on which they so do business, or (in the case of a party to a Site Agreement) seek to induce that party to permit the Seller to install and operate an ATM at the relevant site; and

15.1.3	for a period of two years starting on the Completion Date, carry on or be engaged, interested or concerned in any business which within the United Kingdom carries on a Restricted Activity.
15.2	Nothing in clause 15.1 shall prohibit the Seller from directly or indirectly:
15.2.1	publishing or causing to be published any advertisement not intended primarily to induce any Employee (as opposed to any equivalent employee of another Company) to leave his position; or

15.2.2	instructing an employment agency to recruit any individuals, provided that the Seller in question has not encouraged that agency to approach any Employee; or

15.2.3	acquiring and holding any interest in any business which carries on a Restricted Activity, provided that the turnover of that business attributable to the Restricted Activity in each of the last two financial years preceding the completion of the acquisition does not exceed 5 per cent. of the aggregate turnover of all entities which are the subject of the acquisition in question in those financial years, as derived from any relevant annual audited accounts (or in their absence any relevant management accounts) for those two financial years; or

15.2.4	holding any interest in any securities listed or dealt in on any securities exchange if the Seller and all other members of the Seller’s Group are together interested in securities which amount to less than five per cent of the issued securities of that class and which carry less than five per cent of the voting rights (if any) attaching to the issued securities of that class.
15.3	The Seller shall not after Completion disclose or use any Confidential Information relating exclusively to the Business. This clause shall not prohibit disclosure of:
15.3.1	Confidential Information under a legal obligation involuntarily incurred or if required by the law of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction;

15.3.2	any Confidential Information which is or becomes part of the public domain without breach of this clause or clause 15.4; or

15.3.3	Confidential Information to any other member of the Seller’s Group or to any professional advisers of the Seller or of any other member of the Seller’s Group, and shall not prohibit the use by the Seller of any confidential information for the purpose of or in connection with making any payment to or determining to amount of any payment to be made to any Aged Creditor or supplier and/or in connection with determining the amount of any payment to be made to it by Snax 24 Corporation Limited in connection with the business of Travelex ATMs.
15.4	The Seller shall use its reasonable endeavours to ensure that no member of the Seller’s Group from time to time takes or omits to take any action which, if taken or omitted by the Seller, would constitute a breach of clause 15.1 or 15.3.

15.5	Each of the restrictions in clauses 15.1 and 15.3 above shall be enforceable by the Buyer independently of each of the others and its validity shall not be affected if any of the others is invalid.

15.6	If any of the restrictions in clauses 15.1 and 15.3 is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such deletion as may be necessary to make it valid.

15.7	The Seller acknowledges that the above provisions of this clause are not more extensive than is reasonable to protect the Buyer as the acquirer of the Business.

15.8	In this clause 15 “Restricted Activity” means the operation of any ATM in the United Kingdom which dispenses the national currency for the time being of the United Kingdom but excludes the carrying on of an Excluded Business.

15.9	In the event that Nick Cockett ceases to be an employee of the Seller during the period between the date of this Agreement and the earlier of Completion or the date on which the parties cease to have any further rights and obligations under this Agreement pursuant to clauses 4.4 and 9.7, then the Seller agrees at the Buyer’s cost as soon as reasonably practicable to take all reasonable steps required to enforce the restrictive covenants contained in the service agreement between the Seller and Nick Cockett dated 11 September 2002 in accordance with the terms of such agreement.

15.10	In the event that Nick Cockett refuses or is unable to work for the Buyer at any time during the 3 months following Completion (other than as a result of his dismissal by the Buyer) the Seller agrees to make available to the Buyer the services of Clive Nation for a maximum period of 3 months following Completion for 80% of Clive Nation’s time per day at a cost of £300 per 80% day or part thereof (plus VAT where applicable).

15.11	If Nick Cockett signs a service agreement with the Buyer on or before Completion:
15.11.1	the Seller agrees not to employ or solicit, canvass or induce or endeavour to induce Nick Cockett to leave his position and agrees to ensure that no member of the Seller’s Group employs, solicits, canvasses or induces him to leave his position for a period of 12 months starting on the Completion Date; and

15.11.2	the Seller shall pay the sum of £50,000 to the Buyer at Completion in accordance with clause 9.3.15.
16.	OBLIGATIONS AFTER COMPLETION AND FURTHER ASSURANCE
16.1	At or after Completion, the Seller shall execute all such documents and do or cause to be done all such other things as the Buyer may from time to time reasonably require in order to vest in the Buyer title to the Assets. Nothing in this clause 16.1 or under this Agreement shall require the Seller to pay any stamp duty or any other transfer taxes or registration fees in relation to the transactions contemplated by this Agreement.

16.2	The Buyer shall ensure that the Business Records are retained for a period of seven years starting on the Completion Date and that all other records (whether in electronic or any other form) of the Buyer relating to the Business which are or may be relevant in connection with any Warranty Claim or other claim against the Seller under this Agreement are retained for so long as any actual or threatened Warranty Claim or other claim remains outstanding. The Buyer shall ensure that the Seller is promptly provided upon request with access during normal working hours and on reasonable prior notice to, and is permitted at the Seller’s cost to make copies of, the Business Records.

16.3	The Seller shall ensure that all records of the Business relating to Taxation (insofar as they do not form part of the Business Records and are retained under schedule 2) are retained for a period of seven years starting on the Completion Date and that all such records (whether in electronic or any other form) are made available to the Buyer promptly on request with access during normal hours and on reasonable prior notice. The Buyer shall, at its own cost, be permitted to make copies of such records.

16.4	After Completion, the Buyer shall use all reasonable endeavours to make available to the Seller the assistance of such of the Employees as the Seller may from time to time reasonably require in connection with any proceedings against the Seller of which the Employees in question have particular knowledge, whether by virtue of their involvement in the matters giving rise to the proceedings or otherwise.

16.5	Without limiting clause 12.3, if the Seller receives after Completion any monies in full or partial settlement of invoices issued by the Buyer after Completion, the Seller shall ensure that all monies so received are held on trust for the Buyer and paid or delivered to the Buyer promptly, and in any event on or before the date falling 10 Business Days after the date of receipt.

16.6	As soon as practicable after Completion the Seller and the Buyer shall jointly send an announcement in a form to be agreed between the parties to those people agreed between the parties to be recipients.

17.	VAT

17.1	The Seller and the Buyer intend that the Business be transferred under this Agreement as a going concern and shall each use all reasonable endeavours to ensure that the transfer is treated neither as a supply of goods nor as a supply of services for the purposes of the Value Added Tax (Special Provisions) Order 1995. The Seller and the Buyer shall give notice of that transfer to HM Revenue and Customs under the relevant VAT regulations, or otherwise as required by law.

17.2	The Buyer shall after Completion use the Assets in carrying on the same kind of business (whether or not as part of any existing business) as that carried on by the Seller and authorises the Seller to make that obligation known to HM Revenue and Customs when writing to or notifying them under this clause 17.

17.3	If HM Revenue and Customs, after full disclosure of all material facts, determines that VAT is payable on the sale of the Business or any part of it, the Seller shall promptly notify the Buyer of that determination and the date on which it is required to account to HM Revenue and Customs for that VAT. The Buyer shall pay the amount of that VAT to the Seller three Business Days before the date for payment so notified to it. The Buyer shall indemnify the Seller against any penalty or interest arising as a result of the late payment of VAT by the Seller to HM Revenue and Customs to the extent arising by reason of a breach by the Buyer of the provisions of this clause 17. Any VAT payable under this clause shall be paid in addition to the amount otherwise payable by the Buyer.

17.4	After Completion, the Seller shall apply for a direction under section 49(1)(b) VATA permitting the retention by the Seller of all the records of the Business for VAT purposes which would otherwise be required by section 49(1)(b) VATA to be preserved by the Buyer.

17.5	The Buyer undertakes and warrants that it is duly registered under VATA with registration number 762706227.

17.6	The Seller confirms that it is duly registered under VATA with registration number 755419120.

18.	GUARANTEE

18.1	In consideration of the Seller entering into this Agreement, the Guarantor as primary obligor irrevocably and unconditionally:
18.1.1	undertakes to ensure the Buyer’s performance of all its obligations under this Agreement in accordance with its terms;

18.1.2	guarantees as a continuing guarantee to the Seller the performance and observance by the Buyer of each of the Buyer’s obligations under this Agreement in accordance with its terms or arising in consequence of any breach of this Agreement;

18.1.3	agrees that if and each time that the Buyer fails to make any payment to the Seller when it is due under this Agreement, the Guarantor shall on demand (without requiring the Seller first to take steps against the Buyer or any other person) pay that amount to the Seller.
18.2	The liability of the Guarantor under this clause shall not be released or diminished in whole or in part by anything which, but for this provision, might operate to affect its liability, including without limitation:
18.2.1	any variation of the terms of this Agreement;

18.2.2	any forbearance or neglect or delay in seeking the performance of any obligations under this Agreement or any granting of time for the performance of those obligations or any other arrangement between the Buyer and the Seller or any other person; or

18.2.3	any unenforceability or invalidity of any obligation of the Buyer, so that this clause shall be construed as if there were no such unenforceability or invalidity.
18.3	The guarantee in clause 18.1 is a continuing guarantee and accordingly shall remain in force until all of the obligations of the Buyer under this Agreement have been fully performed or fully satisfied.

18.4	The guarantee in clause 18.1 shall be in addition to, and without prejudice to and not in substitution for, the performance and observance of the Buyer’s obligations under this Agreement.

18.5	The Guarantor warrants and represents to the Seller that:
18.5.1	the Guarantor is a company duly incorporated and validly existing under the laws of Oregon;

18.5.2	the Guarantor has all necessary power and authority to enter into and perform its obligations under this Agreement;

18.5.3	this Agreement constitutes (or will when executed constitute) valid and binding obligations on the Guarantor in accordance with their respective terms;

18.5.4	the entering into and performance by the Guarantor of its obligations under this Agreement:

18.5.4.1	will not result in a breach of any provision of the memorandum or articles of association or analogous constitutional documentation of the Guarantor;

18.5.4.2	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Guarantor is party or by which it is bound; and

18.5.4.3	does not require the consent of any third party.
18.6	If any monies paid to the Seller under this Agreement have to be repaid by the Seller to the Buyer by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force or on any other ground, the liability of the Guarantor shall be computed as if those monies had never been paid to the Seller at all.

18.7	For the avoidance of doubt nothing under this clause 18 shall require the Guarantor to complete the acquisition of the Business and Assets if the condition set out in clause 4.1.2 has not been satisfied by the End Date.

19.	PAYMENTS AND INTEREST

19.1	Payments to be made to the Seller under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the following account of the Seller’s Solicitors:

CONFIDENTIAL
or to any other account of which the Seller gives the Buyer at least three Business Days’ notice from time to time.
19.2	Payments to be made to the Buyer under this Agreement shall be made in pounds sterling by telegraphic transfer of immediately available funds to the following account of the Buyer’s Solicitors:

CONFIDENTIAL

19.3	Payment of any sum to a party’s solicitors will discharge the obligations of the relevant party to pay the sum in question, and that party shall not be concerned to see the application of monies so paid.

19.4	Each payment to be made under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

20.	ASSIGNMENT

20.1	Subject to clause 20.2, no party and no third party referred to in clause 25.1 may assign or otherwise dispose of any rights under this Agreement, at law or in equity, including by way of security or declaration of trust. Any purported assignment in breach of this clause shall be void and confer no rights on the purported assignee.

20.2	The Buyer may assign its rights under this Agreement to any member of the Buyer’s Group provided (a) that the terms of any such assignment shall provide for the rights to be reassigned to the Buyer in the event that the assignee ceases to be a member of the Buyer’s Group and in default of any such reassignment those rights shall lapse and (b) any liability of the Seller to the assignee shall not exceed the liability of the Seller to the Buyer in the absence of that assignment.

21.	CONDUCT OF INDEMNITY CLAIMS

21.1	In this clause 21:
21.1.1	“Beneficiary” means, in relation to an indemnity, the party receiving the benefit of the indemnity; and

21.1.2	“Covenantor” means, in relation to an indemnity, the party undertaking to indemnify the Beneficiary.
21.2	If the Beneficiary becomes aware of any matter which it believes might give rise to a claim to be indemnified by the Covenantor under this Agreement:
21.2.1	the Beneficiary shall as soon as reasonably practicable notify the Covenantor in writing, (specifying in reasonable detail the nature of the matter and, so far as possible, the amount claimed or which might be claimed) and shall consult with the Covenantor with respect to the matter;

21.2.2	if requested in writing by the Covenantor the Beneficiary shall (save where the Beneficiary can show there is a demonstrable risk that the action requested would materially and adversely affect the Business), at the Covenantor’s cost:
21.2.2.1	take such action and initiate such proceedings, and give such information and assistance, as the Covenantor may from time to time reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter in question or enforce against any person (other than the Covenantor) the rights of the Beneficiary or the Covenantor in relation to the matter in question;

21.2.2.2	not admit liability in respect of or settle or compromise the matter in question without the prior written consent of the Covenantor such consent not to be unreasonably withheld or delayed.
21.2.3	if the Beneficiary takes any action under clause 21.2.2 following a written request from the Covenantor under clause 21.2.2 the Covenantor shall:
21.2.3.1	indemnify the Beneficiary on demand against all Losses which it may incur as a result of any request by the Covenantor under clause 21.2.2; and

21.2.3.2	use all reasonable endeavours so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary’s business interests to be prejudiced.

21.3	If the Covenantor does not make any request under clause 21.2.2, the Beneficiary shall in any event consult with the Covenantor as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Covenantor with copies of all correspondence and documents in relation to that matter.

21.4	If there is any dispute between the Covenantor and the Beneficiary as to whether liability in respect of any claim by a third party should be admitted or such claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or comprised, other than in accordance with the provisions of this clause. Any such dispute shall be referred to leading counsel agreed between the Covenantor and the Beneficiary or, in default of agreement on or before the date falling five Business Days after an individual is first proposed for the purpose by either the Covenantor or the Beneficiary, by the President for the time being of the Law Society of England and Wales on the application of either the Covenantor or the Beneficiary. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Beneficiary and by the Covenantor is most likely to result in the matter being agreed, settled or compromised at the least cost to the Covenantor. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Beneficiary and the Covenantor for all purposes. Counsel’s fees and expenses shall be borne by the Covenantor and the Beneficiary as counsel may determine in his sole discretion or, if no such determination is made, by the Covenantor and the Beneficiary in equal shares. The parties shall then implement counsel’s decision as soon as is reasonably practicable.

21.5	The Beneficiary shall use its reasonable endeavours to mitigate any Losses which it may incur and in respect of which it has a right to be indemnified under this Agreement.

22.	ANNOUNCEMENTS AND CONFIDENTIALITY

22.1	No party may make any press release or other public announcement about this Agreement or the transactions contemplated by it, or disclose any of the terms of this Agreement, except with the consent of the other party.

22.2	Clause 22.1 shall not apply to any disclosure made by a party to a member of its Group or to its professional advisers, or to any announcement or disclosure required by the laws of any relevant jurisdiction or by any competent regulatory or governmental body or securities exchange in any relevant jurisdiction, provided that the party required to make such an announcement or disclosure shall first take all such steps as may be reasonable and practicable in the circumstances to consult with the other party, and shall take into account its reasonable comments.

22.3	Each party shall ensure that any member of its Group or professional adviser to which it discloses information under clause 22.2 is made aware of the obligations of confidentiality contained in this clause and complies with this clause as if binding on it directly.

23.	COSTS

Each party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the documents referred to in it.

24.	NOTICES

24.1	Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows (and, for the avoidance of doubt, may not be given by email):

to the Buyer:

For the attention of:	Ashley Dean, Managing Director

Address:	TRM (ATM) Limited, 1A Meadowbrook, Maxwell Way, Crawley, West
Sussex RH10 9SA

Facsimile number:	01293 585091
with a copy (which shall not constitute notice) to Amy Krallman, Esq., Senior Vice President and General Counsel, TRM Corporation at Team Headquarters, 5208 NE 122nd Avenue, Portland, Oregon 97230 USA

to the Seller:

For the attention of:	The Company Secretary

Address:	Travelex Limited, 65 Kingsway, London WC2B 6TB

Facsimile number:	020 7400 4001

with a copy (which shall not constitute notice) to the Seller’s Solicitors (Reference: SJH).
24.2	Either party may from time to time notify the other of any other person, address or fax number for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

24.3	Any notice, consent or other communication given in accordance with clause 24.1 and received after 5.30 p.m. on a Business Day, or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

24.4	The provisions of clause 24.1 shall not apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

25.	THIRD PARTY RIGHTS

25.1	Members of the Seller’s Group may rely upon and enforce the terms of clauses 10.1, 11.2, 11.4, 11.6, 11.7 and 13.3.

25.2	Notwithstanding any other provision of this Agreement, the Seller and the Buyer may by agreement in writing rescind or vary any of the provisions of this Agreement without the consent of any third party, and accordingly section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

25.3	Except as otherwise stated in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. This clause shall not affect any right or remedy of a third party which exists or is available apart from that Act.

26.	NO MERGER

The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

27.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument, and shall not be effective until each of the parties has executed at least one counterpart.

28.	ENTIRE AGREEMENT

28.1	This Agreement and the documents referred to in it together constitute the entire agreement and understanding of the parties, and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

28.2	The Buyer acknowledges that no provisions are to be regarded as implied into this Agreement, save for those implied by law and which are not lawfully capable of being excluded. All implied provisions lawfully capable of being excluded are excluded for all purposes.

28.3	In entering into this Agreement, and subject to schedule 4, each party accepts that it is not relying on any representation, warranty or on any other information or statement of opinion or belief, including, without limitation, replies to due diligence enquiries, whether written or oral, express or implied, and whether made or given by the other party or by any of its advisers, which is not expressly comprised within or the subject of any of the Warranties.

28.4	Nothing in this clause 28 shall limit any liability of the Seller for fraud.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

29.2	Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

29.3	Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.
THIS AGREEMENT has been executed by or on behalf of the parties on the date at the top of page 1.
SCHEDULE 1
Confidential Treatment
SCHEDULE 2
Confidential Treatment

Part 1 — General
SCHEDULE 3
Warranties
Part 1: General
1.	INSOLVENCY

1.1	In this part 1, “Insolvency Proceedings” means any formal insolvency proceedings, whether in or out of court, including liquidation, administration, receivership, administrative receivership, scheme of arrangement with creditors, moratorium, interim or provisional supervision by a court or court appointee, winding-up or striking-off.

1.2	The Seller is able to pay its debts as they fall due and has not stopped payment of its debts.

1.3	The Seller has not taken any steps to commence any Insolvency Proceedings, nor has it received notice that any third party has commenced or threatened to commence any Insolvency Proceedings, in either case whether in relation to the Seller or any part of its assets or undertaking.

1.4	No distress, execution or other process has been levied in respect of the Business or Assets or any of them, and no events have occurred which would justify any such proceedings.

1.5	So far as the Seller is aware, no event has occurred which has (a) caused, or which on the intervention or action of any third party may cause any floating charge created by the Seller to crystallise over the Business or the Assets or any of them; or (b) caused any fixed charge created by the Seller to become enforceable over the Business or Assets or any of them.

2.	AUTHORITY AND CAPACITY OF THE SELLER

2.1	The Seller has all necessary power and authority and has taken all necessary corporate action to enter into and perform its obligations under this Agreement and all agreements to be entered into by the Seller pursuant to this Agreement.

2.2	The entering into and the performance by the Seller of its obligation under this Agreement:
2.2.1	will not result in a breach of any provision of the memorandum or articles of association of the Seller;

Part 1 — General
2.2.2	will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which the Seller is party or by which it is bound; and

2.2.3	does not require the consent of any third party which will not have been obtained by Completion.
2.3	This Agreement and all other agreements and documents to be executed by the Seller pursuant to or in connection with this Agreement constitute (or shall when executed constitute) valid and binding obligations on the Seller enforceable in accordance with their respective terms.

Part 2 — Management Accounts and Current Trading
Part 2: Management Accounts and Current Trading
1.	MANAGEMENT ACCOUNTS

1.1	The Management Accounts:
1.1.1	have been prepared in good faith and with due care;

1.1.2	are not believed by the Seller to be misleading;

1.1.3	fairly reflect the profits and losses, assets and liabilities during the period to which they relate;

1.1.4	have been prepared by the Seller in accordance with the accounting practice and on a basis consistent with that employed in preparing the Accounts;

1.1.5	have been prepared by the Seller in accordance with generally accepted accounting practices in the United Kingdom;

1.1.6	for the period 1 January 2004 to 31 December 2004 form the basis on which the Business is included in the Accounts; and

1.1.7	have adopted a rate of depreciation consistent with the accounts policies of the Seller which is sufficient for the value of each of the fixed assets of the Business to be written down to nil by the end of its useful working life.
1.2	Any adjustments made in preparing the Accounts so far as they relate to the Business are reflected in and are readily apparent from the Management Accounts for the period 1 January 2004 to 31 December 2004.

2.	TRADING POSITION

Since 30 June 2005 and save as disclosed in the document attached to this Agreement marked “C”:

2.1	the Seller has carried on the Business in the ordinary course; and

2.2	there has been no material adverse change in the financial or trading position of the Business.

Part 2 — Management Accounts and Current Trading
3.	RECORDS

3.1	All material Business Records are in the exclusive possession of the Seller or are under its direct control and subject to unrestricted access by it.
3.2	All PAYE, National Insurance and other records relating to the Employees have been correctly made up.

Part 3 — Compliance and Litigation
Part 3: Compliance and Litigation
1.	CONDUCT OF BUSINESS

So far as the Seller is aware neither the Seller nor any of its officers (during the course of their duties) has done or omitted to do any act or thing relating to the Assets or the conduct of the Business which is in material contravention of any legislation in any relevant jurisdiction to which the Seller in the course of carrying on the Business, is subject and the Seller has, so far as the Seller is aware, dealt with the Assets in all material respects in accordance with applicable law.

2.	COMPETITION LAW

2.1	So far as the Seller is aware, the Seller in relation to the Business is not nor has it been a party to or concerned in any agreement, concerted practice or course of conduct which in whole or part infringes the competition or anti-trust law of any country in which any of the Assets are situated or in which the Business is conducted.

2.2	So far as the Seller is aware, in relation to competition or anti-trust matters, the Seller, in relation to the Business:
2.2.1	has not given any undertaking or assurance which is still binding on it, to; or

2.2.2	is not subject to any order of or any investigation by; or

2.2.3	has not received any process, notice, request for information or other written communication from, any court or the European Commission, the EFTA Surveillance Authority, the Office of Fair Trading, the Competition Commission, the Secretary of State for Trade and Industry or any other competition or other authority having jurisdiction in competition or anti-trust matters under any competition or anti-trust legislation in any country in which the Assets are situated or in which the Business is conducted.

3.	LITIGATION

3.1	The Seller is not currently engaged, nor has it during the period of two years ending on the date of this Agreement been engaged, in any dispute, litigation, arbitration, mediation, conciliation or expert determination in relation to the Business or the Assets, whether as claimant or defendant

Part 3 — Compliance and Litigation
or in any other capacity where the amount claimed, contested or in dispute was in excess of £15,000.

3.2	The Seller has not received notice that it is subject to any material investigation, inquiry or enforcement proceedings or other process by any governmental, administrative or quasi-governmental regulatory body or agency in relation to the Business nor is the Seller in dispute with any such body or agency in relation to the Business.

3.3	So far as the Seller is aware there are no dispute resolution processes, proceedings and other processes or disputes such as are referred to in paragraphs 3.1 and 3.2 of this part 3 pending or threatened by or against the Seller in relation to the Business.

3.4	There are no existing or pending judgments or rulings against the Seller which affect or may affect the Business or any of the Assets.

3.5	The Seller has not given any undertakings arising from legal proceedings to a court, governmental agency, or regulator or third party which would affect the Business or the Assets.

4.	DATA PROTECTION

4.1	In this paragraph 4 of part 3, “Personal Data” has the meaning given to it in the Data Protection Act 1998.

4.2	As far as the Seller is aware, the Seller is, in relation to all Personal Data processed by the Business, in material compliance with all relevant requirements of:
4.2.1	the Data Protection Act 1998; and

4.2.2	the Privacy and Electronic Communications (EC Directive) Regulations 2003.
4.3	The Seller is duly registered as a data controller under the Data Protection Act 1998 for all purposes for which registration is required in respect of the processing of Personal Data by or on behalf of the Business and all due and requisite fees in respect of such registration have been paid.

4.4	The Seller has not received in relation to the Business an Enforcement Notice under the Data Protection Act 1998.

Part 4 — Contracts
Part 4: Contracts
1.	MATERIAL CONTRACTS

1.1	A copy of each of the Contracts is annexed to the Disclosure Letter (or, where any such agreement is not in writing, details of the key terms of that agreement is contained in the Disclosure Letter) and listed in schedule 8. There are no other contracts, agreements, licences or similar arrangements in respect of the Business or Assets which are material to the Business and required for its ongoing continuation.

1.2	So far as the Seller is aware, none of the Contracts is ultra vires the Seller.

1.3	So far as the Seller is aware, the Seller has not materially breached and no counterparty is in material breach of any of the Contracts referred to in paragraph 1.1 of this part 4, and the Seller has not received notice from any counterparty alleging any such material breach by the Seller.

1.4	There is no subsisting dispute of a material nature between the Seller and any other person in relation to any of the Contracts referred to in paragraph 1.1 of this part 4, and there are no circumstances which the Seller believes to be likely to give rise to any such dispute for the purposes of this paragraph, “material nature” shall mean involving an amount in excess of £15,000.

1.5	The Seller has not given notice or received any written notice terminating any of the Contracts referred to in paragraph 1.1 of this part 4 nor has it received written notice of the intention of any counterparty of any such Contract to terminate any such Contract.

1.6	The Seller is not in connection with the Business a party to any subsisting agreement:
1.6.1	which is not in the ordinary course of business or which is not on arm’s length terms;

1.6.2	pursuant to which the Seller has disposed of any shares or business and remains subject to any actual or contingent liability;

1.6.3	which involves obligations of the Seller which the Seller believes it is unlikely to be able to perform;

1.6.4	which is any contract of guarantee, indemnity or suretyship or any contract to secure any obligation of any person;

Part 4 — Contracts
1.6.5	which is any sale or purchase option or similar agreement or arrangement affecting any assets owned or used in the Business; or

1.6.6	(being an agreement for the supply of goods or services to the Seller in relation to the Business for an annual consideration in excess of £50,000 plus VAT (if applicable)) and save as disclosed in the list referred to in clause 9.3.12 in relation to any Site Agreement, which shall or may be terminated by this Agreement (or Completion) or which shall or may be affected materially by it.
1.7	The Seller in connection with the Business is not, nor has it agreed to become, a member of any partnership, joint venture or consortium or a party to any other arrangement for sharing income, profits, losses or expenses.

2.	GUARANTEES

The Disclosure Letter contains details of all outstanding material guarantees given by the Seller or any member of the Seller’s Group for the benefit of the Business.

3.	SUPPLIERS

During the last 12 months no party to a Site Agreement and no party to a supply agreement for the supply of goods or services to the Seller in relation to the Business for an annual consideration in excess of £50,000 plus VAT (if applicable) has stopped trading with or supplying the Seller in relation to the Business or reduced, or indicated in writing an intention to reduce, substantially the terms on which it is prepared to trade with or supply the Business (other than normal price and quota changes).

Part 5 — Assets
Part 5: Assets
1.	OWNERSHIP AND POSSESSION OF ASSETS

1.1	All of the material tangible Assets capable of possession are in the possession and ownership or under the control of the Seller.

1.2	The Disclosure Letter contains details of the material assets and/or rights owned and the material services supplied by either the Seller or any member of the Seller’s Group to the Business as at the date of this Agreement, which assets and/or rights or the means of providing such services, are not being sold by the Seller pursuant to this Agreement.

1.3	The Assets comprise all of the assets and rights necessary for the continuation of the Business as carried on at the date of this Agreement.

2.	INSURANCE

2.1	Annexed to the Disclosure Letter is a summary of the level of cover and insured risks under the insurance policies maintained by the Seller (or a member of the Seller’s Group) as at the date of this Agreement in relation to the Business.

2.2	All premiums due on the insurance policies referred to in paragraph 2.1 of this part 5 of schedule 3 have been duly paid, all other material conditions of those policies have been performed and observed, and so far as the Seller is aware, there are no circumstances which might result in any such insurance policy becoming void or voidable.

2.3	No insurance policy referred to in paragraph 2.1 of this part 5 of schedule 3 is subject to any special or unusual terms or restrictions.

2.4	The Disclosure Letter contains complete and accurate details of all insurance claims in excess of £15,000 made by the Seller in relation to the Business during the period of two years ending on the date of this Agreement. So far as the Seller is aware, there are no circumstances which would entitle the Seller to make a claim in relation to the Business in excess of £25,000 or which would be required under any of the policies referred to in paragraph 2.1 of this part 5 of schedule 3 to be notified to the insurers.

Part 5 — Assets
3.	CONDITION AND MAINTENANCE OF PLANT

3.1	All items of Plant and Equipment are in reasonable repair and condition subject to fair wear and tear and having regard to age and usage and are regularly maintained.

3.2	Copies of all maintenance contracts which the Seller has at the date of this Agreement relating to any material Assets are annexed to the Disclosure Letter.

3.3	The 3 DES/EMV upgrade has been successfully completed on all ATM machines used by the Seller for the purposes of the Business.

4.	LEASED EQUIPMENT

A list of all Leased Equipment as at the date of this Agreement is annexed to the Disclosure Letter.

Part 6 — Sites and Environment
Part 6: Sites and Environment
For the purposes of the Warranties in paragraphs 1.1 and 1.2 of this part 6 of this schedule, agreements for sites entered into without breach of schedule 5 shall not be regarded as Site Agreements when those Warranties become Repeated Warranties.
1.	SITES

1.1	The Seller in relation to the Business has no interest in real property other than those of the Sites listed in schedule 6 which relate to the Business (as opposed to those Sites which relate to the business of Travelex ATMs) and the agreements in respect of such sites and any such agreements entered into between the date of this Agreement and Completion without breach of schedule 5, all such agreements being referred to in this Agreement as “Site Agreements”.

1.2	All Site Agreements are attached to the Disclosure Letter.

1.3	The information set out in schedule 6 and in the Disclosure Letter with respect to the number of ATMs which are the subject of each Site Agreement is accurate in all respects.

1.4	The Seller has observed and performed the covenants and conditions contained in the Site Agreements in all respects and has not received any material complaint regarding any alleged breach of covenant or conditions under any Site Agreement.

1.5	The Seller has not received any notice to terminate a Site Agreement and the Seller is not aware of any intention or circumstance that may give rise to such termination.

1.6	So far as the Seller is aware, the Seller in relation to the Business has only obtained planning permission for those specific ATMs listed in the schedule to be provided by the Seller on Completion in accordance with clause 9.3.10.

1.7	So far as the Seller is aware, in relation to those ATMs where planning permission has been obtained (as listed in the Disclosure Letter), such planning permission has been complied with.

1.8	No interest of the Seller under any Site Agreement has been registered at HM Land Registry.

2.	ENVIRONMENT

So far as the Seller is aware, in relation to the Business the Seller has complied with Environmental Law in all material respects.

Part 7 — Pensions
Part 7: Pensions
1.	NO OTHER ARRANGEMENTS

Except for the Pension Scheme, the Seller does not participate in or contribute to any personal pension schemes or any occupational pension schemes (whether or not legally binding) the main or only purpose of which is to provide pension, retirement or death benefits for any of its Employees or for the widow, widower, child or dependant of any such Employee (“Pensionable Employees”).

2.	NO ASSURANCES ETC

The Seller has not given any undertaking as to the introduction, continuance, improvement or increase of any benefit of a kind described in paragraph 1 of this part 7 in relation to the Business and is neither paying nor has in the last two years paid any such benefit to any Employee.

3.	CONTRIBUTIONS

The Seller has paid all contributions, expenses and insurance premiums which have fallen due for payment by it to the Pension Scheme in relation to the Business.

4.	MORAL HAZARD

No contribution notice or financial support direction under the Pensions Act 2004 has been issued to the Seller in relation to the Business or to any other person in respect of the Pension Scheme and there is no fact or circumstances likely to give rise to any such notice or direction.

5.	STAKEHOLDER

The Seller in relation to the Business has facilitated access for its Pensionable Employees who are not members of the Pension Scheme to a designated stakeholder scheme as required by Section 3 of the Welfare Reform and Pensions Act 1999.

6.	LITIGATION

No claims or complaints have been made or are pending or threatened in relation to the Pension Scheme or in respect of the provision of (or failure to provide) pension, lump sum or death benefits in relation to any of the Pensionable Employees and so far as the Seller is aware there is no fact or circumstance likely to give rise to such claims or complaints.

Part 7 — Pensions
7.	DEFINED BENEFIT PROMISE

No written undertaking or written assurance (whether or not legally enforceable) has been given to any person that any benefits under the Pension Scheme (other than lump sum benefits on death in service) will be calculated by reference to any person’s remuneration or length of service or will be approximately or exactly any amount.

8.	OTHER

8.1	All material documentation relating to the Pension Scheme is annexed to the Disclosure Letter.

8.2	So far as the Seller is aware no discrimination on grounds of sex, disability, marital status, hours of work, fixed-term or temporary agency workers, sexual orientation, religion or belief is, or has at any stage, been made in the provision of pension, lump sum or death benefits by the Seller in relation to any of the Pensionable Employees.

8.3	The liability for all lump sum death benefits which may become payable under the Pension Scheme to any member is fully insured with a reputable insurance company on normal terms and at normal rates with all lives assured being treated as enjoying good health. The Seller has not been notified of any action or omission which would enable any insurance company which has issued or has undertaken to issue any policy for the purpose of any of the schemes to avoid making payment under such policy.

Part 8 — Employment
Part 8: Employment
For the purposes of the Warranties in paragraphs 1.1, 1.2, 1.3, 1.4 and 1.13, persons who become Employees after the date of this Agreement or offers of employment made after the date of this Agreement, in either case without breach of schedule 5, shall not be regarded as Employees or the subject of any such offer when those Warranties become Repeated Warranties.
1.	The Seller warrants that:

1.1	the Disclosure Letter contains details of the identities, dates of birth, job titles, basic annual salaries, bonuses, commission and benefits of all the Employees;

1.2	copies of all of the standard contracts applying to the Employees are annexed to the Disclosure Letter;

1.3	there are no persons engaged or employed in the Business except the Employees;

1.4	the Disclosure Letter contains details of any outstanding offer of employment made to any individual by the Seller in relation to the Business;

1.5	there are no agreements in relation to the Business between the Seller and any trade union or other body representing the Employees nor are there any works councils or staff associations or other employee representatives in place;

1.6	as far as the Seller is aware, there is no material outstanding or threatened claim or legal proceeding where the amount claimed is in excess of £10,000 against the Seller by any Employee or any former employee of the Business in relation to his or her employment;

1.7	the Seller has not agreed for the future any variation of any of the terms referred to in 1.1 above;

1.8	the Seller is not aware of any Employee who has been off sick for a period of 30 days or more in the six month period ending at the date of this Agreement (whether or not consecutive) whether or not they have received, are receiving or due to receive payment under any sickness or disability or permanent health insurance scheme or Group Protection Insurance Scheme and so far as the Seller is aware, there are no claims under such schemes pending or threatened and in any event that all such claims are fully covered by insurance;

Part 8 — Employment
1.9	there is no agreement, scheme or policy of insurance for the payment of any allowances, lump sums or other like benefits during periods of sickness or disablement for the benefit of the Employees, save as disclosed in the Disclosure Letter;

1.10	there are no agreements for the provision of consultancy services to the Seller in relation to the Business nor are there any persons on secondment to or from the Seller in relation to the Business;

1.11	there are no schemes in operation by or in relation to the Business under which any Employee is entitled to any remuneration calculated by reference to the whole or part of the turnover, profits or sales of the Business or to any other form of bonus or commission or any performance related bonus plan;

1.12	the Seller does not in respect of any Employee operate any approved share option scheme, share incentive scheme, approved profit sharing scheme, enterprise management incentive scheme, employee share ownership plan or unapproved share scheme under which share benefits are provided, in respect of any Employee. No other company provides any such scheme or plan in respect of the Employees;

1.13	the Disclosure Letter sets out all material benefits to which the Employees are entitled. No proposal or commitment has been communicated to any Employee regarding the introduction, increase or improvement of any material benefit;

1.14	all subsisting contracts of service and all contracts for services with any individual to which the Seller is a party in relation to the Business are determinable on three months’ notice or less;

1.15	no Employee has given or received a period of notice terminating his or her employment or engagement which has not yet expired;

1.16	other than in relation to season ticket loans, the Seller has not made any loan or advance, or provided any other form of financial assistance, to any Employee which is still outstanding; and

1.17	except as set out in the Disclosure Letter there are no Employees on maternity leave.

Part 9 — Intellectual Property
Part 9: Intellectual Property
1.	DEFINITIONS

In this part 9, “Licence” means any licence, permission or consent in respect of the use of any Intellectual Property Rights (including, without limitation, any unwritten and/or informal licensing arrangement) and any arrangement of which any licence, permission or consent forms part.

2.	OWNERSHIP

2.1	The Seller is either the sole legal and beneficial owner of the Transferring Intellectual Property, or the Seller has a valid Licence to use all Transferring Intellectual Property.

2.2	The Seller does not own any domain names that are used by it exclusively for the purposes of the Business.

2.3	The Seller has not granted a Licence to any person in respect of any of the Transferring Intellectual Property.

2.4	None of the Intellectual Property Rights that are material for the purposes of the Business is used under a Licence from a third party.

3.	ADEQUACY OF RIGHTS

The Transferring Intellectual Property comprises all the Intellectual Property Rights necessary to carry on the Business as conducted at Completion and the Disclosure Letter contains details of all material Transferring Intellectual Property Rights.

4.	INFRINGEMENTS

4.1	As far as the Seller is aware, no activities of the Business infringe any Intellectual Property Rights of a third party or involve the unlicensed use of a third party’s confidential information or give rise to liability to pay compensation.

4.2	As far as the Seller is aware, no third party has made any unauthorised use or exploitation of any Transferring Intellectual Property or has infringed any Transferring Intellectual Property, and no third party or competent authority has, within the 12 months prior to the date of this Agreement, made any claim, challenge or opposition against the Seller in relation to the Transferring Intellectual Property.

Part 9 — Intellectual Property
5.	CONFIDENTIAL INFORMATION AND KNOW-HOW

5.1	The Seller enforces and operates reasonable procedures to maintain the confidentiality of its Confidential Information and Know-How relating to the Business. As far as the Seller is aware, such confidentiality has not been materially breached.

5.2	As far as the Seller is aware, the Seller has not disclosed (except in the ordinary course of business or subject to a binding confidentiality agreement) any Confidential Information or Know-How which is material to the Business.

6.	REGISTERED INTELLECTUAL PROPERTY RIGHTS

Save as set out in schedule 1, none of the Transferring Intellectual Property is registered and no application for registration of any Transferring Intellectual Property has been made by the Seller.

Part 10 — Information Technology
Part 10: Information Technology
1.	DEFINITIONS

In this part 10:

“Hardware”	means all information technology, telecommunications, network and peripheral equipment used by the Seller exclusively for the purposes of the Business at Completion;

“IT Systems”	means all the Hardware and the Software; and

“Software”	means all computer programs which are used by the Seller exclusively for the purposes of the Business at Completion.
2.	THE HARDWARE AND SOFTWARE

2.1	The Seller owns or is permitted under agreement to use the Hardware and owns or is licensed to use the Software.

2.2	None of the Software was designed, written or developed for the purposes of the Business.

3.	ADEQUACY OF IT SYSTEMS

3.1	The IT Systems are the only information technology systems (including equipment and computer programs) required by the Seller to carry on the Business as at the date of this Agreement.

3.2	The IT Systems are in the possession of the Seller.

3.3	No third party provides any part of the IT Systems under any outsourcing, application service provider, hosting or similar arrangement.

4.	OPERATION AND MAINTENANCE OF IT SYSTEMS

4.1	The Disclosure Letter contains details of all the material agreements for the use of equipment, licences, maintenance and support agreements specifically relating to the IT Systems.

Part 10 — Information Technology
4.2	There has been no material disruption to the Business in the 12 month period ending on the date of this Agreement due to failures or breakdowns of the IT Systems or any part of them.

5.	SECURITY OF IT SYSTEMS

The Disclosure Letter contains details of the security processes in place to protect the IT Systems and the disaster recovery processes used by the Seller to enable the Business to continue to function without any material disruption in the event of a failure or breakdown of any part of the IT Systems.

Part 11 — Taxation
Part 11: Taxation
1.	GENERAL

1.1	The Seller is not involved in any dispute with a Tax Authority concerning any matter which affects the Business or any of the Assets to be transferred under this Agreement.

1.2	None of the Assets is subject to an Inland Revenue charge under section 237 and 238 IHTA 1984 nor has any person exercised nor is entitled to exercise, in respect of any such Asset, any power prescribed by section 212 IHTA 1984.

2.	VAT

2.1	The warranties set out in clause 17 of this Agreement shall have effect in addition to the warranties in this paragraph 2 of part 11 of schedule 3 to this Agreement.

2.2	The Seller has complied with all statutory requirements, regulations, notices, orders, directions and conditions relating to VAT in respect of the Assets and the Business.

3.	STAMP TAXES

All documents to which the Seller is a party which relate to or are necessary to prove the title of the Seller to any of the Assets are in the United Kingdom have been duly stamped.

4.	CAPITAL ASSETS

The Seller does not own any assets in respect of which it is required to make adjustments pursuant to Part XV of the Value Added Tax Regulations 1995.

5.	PAYE

The Seller has, for the purposes of PAYE and national insurance contributions kept and used complete, accurate and up-to-date records in respect of all Employees.

SCHEDULE 4
Limitations on Seller’s Liability
In this schedule references to a Warranty Claim include references to a claim for a breach of a Repeated Warranty and references to a Warranty Claim also include a claim by the Buyer to be indemnified under clause 5.3 save that paragraphs 1.1, 1.2, 3.2 and 4.1 of this schedule shall not apply to any claim to be indemnified under clause 5.3.
1.	FINANCIAL LIMITS

1.1	The Seller shall not be liable in respect of any Warranty Claim unless it has a liability in respect of that Warranty Claim in excess of £15,000.

1.2	The Seller shall not be liable in respect of any Warranty Claim unless it has an aggregate liability in respect of all Warranty Claims (excluding all Warranty Claims for which the Seller has no liability by reason of paragraph 1.1) and all Warranty Claims and Tax Claims under the Share Purchase Agreement (other than Tax Claims pursuant to paragraphs 1.2, 1.3, 1.4, 1.5 and 1.6 of part 3 of schedule 3 of the Share Purchase Agreement) in excess of £500,000 and in such circumstances it shall be liable for the entire amount of such claims.

1.3	For the purposes of this paragraph 1, a Warranty Claim which is based on more than one event or circumstance, each of which would separately give rise to a Warranty Claim, shall be treated as a separate Warranty Claim in respect of each event or circumstance.

1.4	The aggregate liability of the Seller for all Warranty Claims and claims by the Buyer to be indemnified under clause 5.3 and all Warranty Claims and Tax Claims under the Share Purchase Agreement and claims by the Buyer to be indemnified under clause 4.4 of the Share Purchase Agreement shall not exceed the aggregate of:
1.4.1	£43,373,000; and

1.4.2	plus any sum payable by the Buyer and minus any sum payable to the Buyer in accordance with clause 6.4 of this Agreement; and

1.4.3	less any amount paid to the Buyer under clause 11.8.2.1 of this Agreement; and

1.4.4	plus any sum payable by TRM Services Limited and minus any sum payable to TRM Services Limited in accordance with clauses 6.2 and 6.5 of the Share Purchase Agreement; and

1.4.5	minus any reduction in the purchase price pursuant to clauses 10.8 and 10.9 of the Share Purchase Agreement; and

1.4.6	plus any increase in the purchase price pursuant to clauses 10.8 and 10.9 of the Share Purchase Agreement.
2.	NOTICES

If the Buyer becomes aware of any matter which gives give rise to a Warranty Claim, the Buyer shall give written notice to the Seller as soon as reasonably practicable, specifying the matter in reasonable detail, the warranties which have or are likely to have been breached and so far as is reasonably practicable its best estimate of the amount of the Warranty Claim or likely Warranty Claim.

3.	TIME LIMITS

3.1	The Seller shall not be liable in respect of any Warranty Claim (other than under part 11 of schedule 3) unless notice of that Warranty Claim, given in accordance with paragraph 2, is received by it on or before the date falling eighteen months after the Completion Date and the Seller shall not be liable in respect of any claim under the Warranties given in part 11 of schedule 3 unless notice of that claim, given in accordance with paragraph 2, is received by the Seller on or before the sixth anniversary of the Completion Date.

3.2	The Seller shall not be liable in respect of a particular Warranty Claim if, on or before the date falling 20 Business Days after the date on which notice of that Warranty Claim is received by the Seller, the Seller has remedied the relevant breach or prevented the Buyer from suffering any loss in respect of the subject matter of that Warranty Claim or caused any loss so suffered by the Buyer to be made good. The Buyer shall comply with all reasonable requests made by the Seller during that period for the purposes of so remedying any such breach or preventing any such loss.

3.3	The Seller shall not be liable in respect of a particular Warranty Claim (if not previously satisfied, settled or withdrawn) unless legal proceedings have been validly issued and served on the Seller on or before the date falling 120 Business Days after the date on which notice of that Warranty Claim was served under paragraph 2.

4.	EXCLUSION OF LIABILITY: GENERAL

4.1	The Seller shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to the Warranty Claim was disclosed in the Disclosure Letter in sufficient detail to enable the Buyer to have a reasonable understanding of the nature and scope of the matter disclosed.

4.2	The Seller shall not be liable in respect of a Warranty Claim to the extent that the matter giving rise to the Warranty Claim results from:
4.2.1	any act or omission before Completion carried out or omitted at the express request of the Buyer or any other member of the Buyer’s Group; or

4.2.2	any act or omission on or after Completion carried out or omitted by or on behalf of the Buyer or any member of the Buyer’s Group which the Buyer knew or ought reasonably to have known would give rise to a Warranty Claim; or

4.2.3	any breach by the Buyer of its obligations under this Agreement; or

4.2.4	any act, event, occurrence or omission after the date of this Agreement compelled by law, or from the enactment, amendment or change in the interpretation after that date of any statute, regulation or practice of any governmental, regulatory or other body, including a Tax Authority, whether or not having retrospective effect, or any change after the date of this Agreement in the rates of Taxation.
4.3	Nothing in this schedule 4 applies to a liability for any Warranty Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller or any member of the Seller’s Group or employee, former employee, officer, agent or adviser of the Seller or any member of the Seller’s Group.

4.4	The Seller shall not be liable in respect of any Warranty Claim to the extent that the matter giving rise to the Warranty Claim constitutes a contingent liability of the Buyer or relates to a liability which is not capable of being quantified until such liability becomes an actual liability of the Buyer or becomes capable of being quantified and the time limit in paragraph 3.3 shall not apply so long as the Warranty Claim is notified within the period specified in paragraph 3.1. This paragraph shall not relieve the Buyer from any obligation to give notice under paragraph 2 in respect of any matter which constitutes a contingent liability of the Buyer or relates to a liability which is not capable of being quantified.

4.5	The Seller shall not be liable in respect of any Warranty Claim or the quantum of the Warranty Claim shall be reduced to the extent that the Management Accounts include a specific provision, accrual, reserve or allowance for any matter relating to the subject of that Warranty Claim.

5.	RECOVERY FROM THIRD PARTIES

5.1	If the Buyer becomes aware of any matter which would or might give rise to a Warranty Claim (taking no account of paragraph 1.2 for these purposes) and has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in relation to that matter, then it shall as soon as reasonably practicable notify the Seller of the right, and shall comply with the provisions of paragraphs 5.3 to 5.6.

5.2	If any sum is paid by or on behalf of the Seller in satisfaction of a Warranty Claim, and the Buyer has or subsequently acquires a right to make recovery or claim indemnity from any third party (including under any policy of insurance) in respect of the matter giving rise to that Warranty Claim, the Buyer shall as soon as reasonably practicable notify the Seller of the right and the provisions of paragraphs 5.3 to 5.6 shall apply.

5.3	The Buyer shall at the Seller’s written request and cost (and the Seller hereby agrees to indemnify the Buyer and any member of its Group against all costs incurred by the Buyer or any member of its Group resulting from the Buyer complying with its obligations under this paragraph, including any directly attributable increase in the premium payable on the renewal of any insurance policy) take such action and initiate such proceedings, and give such information and assistance, as the Seller may from time to time reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Seller) the rights of the Buyer or the Seller in relation to the matter in question (save that a request from the Seller shall be deemed to be unreasonable where there is a demonstrable risk that the action requested would materially and adversely affect the Business).

5.4	Whether or not the Seller makes any request under paragraph 5.3, the Buyer shall:
5.4.1	consult with the Seller as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Seller with copies of all correspondence and documents they shall reasonably request in relation to that matter; and

5.4.2	not admit liability in respect of or settle or compromise the matter in question without the prior written consent of the Seller such consent not to be unreasonably withheld or delayed save where obtaining that consent would materially and adversely affect the Business.
5.5	To the extent that the Buyer receives any sum or other benefit by reason of the enforcement of any rights such as are referred to in paragraphs 5.1 or 5.2, then either the Seller’s liability in relation to such Warranty Claim shall be reduced by the Amount Recovered, or if any sum has already been paid by or on behalf of the Seller in satisfaction of a Warranty Claim, then the Buyer shall pay the Amount Recovered to the Seller on or before the date five Business Days after the date on which that receipt or saving is made. For the purposes of paragraph 1.2 of this schedule, the Seller shall be deemed never to have been liable to the Buyer in respect of the Amount Recovered.

5.6	For the purposes of paragraph 5.5 of this schedule, the “Amount Recovered” shall be equal to so much of the sum or benefit received (including by way of interest or repayment supplement) by reason of the enforcement of any rights such as are referred to in paragraphs 5.1 or 5.2 as does not exceed the amount claimed by the Buyer in relation to such Warranty Claim or (as the case may be) the payment by or on behalf of the Seller in satisfaction of the relevant Warranty Claim, less any Taxation payable by the Buyer in respect of that receipt and less all reasonable costs and expenses of the Buyer in recovering that receipt or saving.

6.	CONDUCT OF THIRD PARTY CLAIMS

6.1	In the event that any negotiations with third parties or litigation in connection with any claim, action or demand by a third party gives rise to an obligation on the Buyer to give notice under paragraph 2 the provisions of paragraphs 6.2 to 6.4 shall apply.

6.2	The Buyer shall at the Seller’s written request and cost (and the Seller hereby agrees to indemnify the Buyer and any member of its Group against all costs incurred by the Buyer or any member of its Group resulting from the Buyer complying with its obligations under this paragraph, including any directly attributable increase in the premiums payable on any insurance renewal), take such action and initiate such proceedings, and give such information and assistance, as the Seller may from time to time reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter in question or enforce against any person (other than the Seller) the rights of the Buyer or the Seller in relation to the matter in question (save that a request from the Seller shall be deemed to be unreasonable where there is a demonstrable risk that the action requested would materially and adversely affect the Business).

6.3	Whether or not the Seller makes any request under paragraph 6.1 the Buyer shall:

6.3.1	consult with the Seller as soon as reasonably practicable with regard to any actual or proposed developments relating to the matter in question and provide the Seller with copies of all correspondence and documents in relation to that matter which the Seller shall reasonably require; and

6.3.2	not admit liability in respect of or settle or compromise the matter in question without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed save where obtaining such consent would materially and adversely affect the Business
6.4	If there is any dispute between the Seller and the Buyer as to whether liability in respect of any third party claim should be admitted or whether any claim related to a right of first recovery from a third party (under paragraph 5) or a third party claim should be settled or compromised, liability shall not be admitted, and that claim shall not be settled or comprised, other than in accordance with the provisions of this paragraph. Any such dispute shall be referred to leading counsel agreed between the Seller and the Buyer or, in default of agreement on or before the date falling five Business Days after the date on which an individual is first proposed for the purpose by either the Seller or the Buyer, by the President for the time being of the Law Society of England and Wales on the application of either the Seller or the Buyer. Any individual to whom a dispute is so referred shall be instructed in writing to give a written opinion, as soon as is reasonably practicable, as to which of the courses of conduct proposed by the Buyer and by the Seller is most likely to result in the third party claim being agreed, settled or compromised at the least cost to the Seller, unless that course of action has a demonstrable risk of having a material and adverse effect on the Business and the other course of action proposed does not in which case, the individual to who the dispute has been referred shall give his opinion as to the course of action which carries the least risk of a material and adverse effect on the Business. The decision of counsel (who shall act as expert and not as arbitrator) shall be final and binding on the Buyer and the Seller for all purposes. Counsel’s fees and expenses shall be borne by the Seller and the Buyer as counsel may determine in his sole discretion or, if no such determination is made by the Seller and the Buyer in equal shares. The parties shall then implement counsel’s decision as soon as is reasonably practicable.

6.5	References in this paragraph 6 to any claim, action or demand against the Buyer include the assertion of any right to the same, including a right of termination.

7.	REMEDIES

7.1	The Buyer irrevocably and unconditionally waives any right it may have to rescind this Agreement for any misrepresentation, whether or not contained in this Agreement or to terminate this Agreement for any other reason save in accordance with clauses 4.4 and 9.7.

7.2	The Buyer irrevocably and unconditionally waives any right it may have to sue the Seller or any of the Seller’s advisers for misrepresentation, whether in equity, tort or under the Misrepresentation Act 1967, in respect of any misrepresentation, whether or not contained in this Agreement. The Buyer’s sole remedy in respect of any such misrepresentation shall be an action for breach of contract under the terms of this Agreement if and to the extent that the misrepresentation in question constitutes a breach of the Warranties.

7.3	Without limiting clause 14.6 of this Agreement, nothing in this paragraph 7 shall limit the Seller’s liability for fraudulent misrepresentation, or the remedies available to the Buyer for fraudulent misrepresentation.

8.	GENERAL

8.1	The Buyer shall not be entitled to recover any loss or amount more than once under this Agreement.

8.2	For the avoidance of doubt, if an amount is paid into the Escrow Account in accordance with clause 5.4 the Buyer shall have no further right to bring a Warranty Claim in respect of the same breach of a Repeated Warranty.

8.3	Without limiting any obligations it may have at law or in equity, the Buyer shall mitigate any loss in respect of which a Warranty Claim or a claim to be indemnified for any loss, arises.

8.4	The Buyer acknowledges that the Buyer’s Solicitors have explained to it the effect of paragraphs 7.1 and 7.2 and clause 28 (entire agreement) and accepts that those paragraphs and clause 28 are reasonable in all the circumstances.

SCHEDULE 5
Conduct of Business Pending Completion
Between the date of this Agreement and the Completion Date (or any earlier date on which the parties cease to have further rights or obligations under this Agreement under clauses 4.4 or 9.7) the Seller shall:
1.	Operation of the Business

use all reasonable endeavours to:

1.1	conduct the Business in all material respects in the usual way so as to maintain it as a going concern;

1.2	conduct the business in accordance with all applicable material legal requirements; and

1.3	co-operate with the Buyer to assist the Buyer in preparing for the efficient continuation of the management of the Business after Completion;

2.	Assets

2.1	not, without the prior written consent of the Buyer, acquire or dispose of or agree to acquire or dispose of any material Asset having a value in excess of £15,000, except in the usual course of its business and for the avoidance of doubt the acquisition or disposal of an ATM shall be in the ordinary course of business;

2.2	not, without the prior written consent of the Buyer, create or agree to create any Encumbrance over any Assets;

3.	Insurance

3.1	not, without the prior written consent of the Buyer, do or fail to do anything that would be likely to result in a material increase in the premium payable under such policy; or

3.2	use all reasonable endeavours to ensure that the insurance policies covering the Assets and the Business are maintained in the ordinary course of business;

4.	Agreements

4.1	not, without the prior written consent of the Buyer, terminate, or give notice to terminate, a Site Agreement, lease, tenancy or licence;

4.2	apply for consent to do something requiring consent under an existing Site Agreement, lease, tenancy or licence;

4.3	grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence;

4.4	agree a new rent or fee payable under a Site Agreement, lease, tenancy or licence;

4.5	enter into a material long term, onerous or unusual agreement or arrangement;

4.6	enter into, amend in any material way or terminate, any Contract other than in the ordinary course of business;

5.	Employees

5.1	not, without the prior written consent of the Buyer, amend in any material way, the terms of employment or engagement of any Employee;

5.2	not, without the prior written consent of the Buyer, provide or agree to provide a gratuitous benefit to any Employee (or any of their dependants);

5.3	not, without the prior written consent of the Buyer, employ or engage any person as an employee of the Business or give notice to terminate (other than in circumstances justifying summary dismissal) the employment of any Employee;

6.	Pension

not, without the prior written consent of the Buyer, amend or discontinue (in whole or in part) the Pension Scheme or communicate to any Employee of the Business a plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion, in relation to the Pension Scheme;

7.	Insider Agreements

not, without the prior written consent of the Buyer enter into an agreement or arrangement in relation to the Business in which the Seller, or a member of the Seller’s Group or a director or former director of the Seller or any member of the Seller’s Group, is interested;
save that in no circumstances shall the Seller be liable for any action taken or not taken as a result of or pursuant to the terms of this Agreement and/or the Share Purchase Agreement which results in a breach of the provisions of this schedule 5.
SCHEDULE 6
Confidential Treatment
SCHEDULE 7
Confidential Treatment
SCHEDULE 8
Confidential Treatment
SCHEDULE 9
Confidential Treatment
SCHEDULE 10
Confidential Treatment
SCHEDULE 11
Confidential Treatment
SCHEDULE 12
Confidential Treatment

SIGNED by	)
	)	CLIVE KAHN
duly authorised on behalf of	)
TRAVELEX UK LIMITED	)

SIGNED by	)
duly authorised on behalf of	)	ASHLEY DEAN
TRM (ATM) LIMITED	)

EXECUTED as a DEED by	)
TRM CORPORATION	)
acting by	)	TOM MANN
Director

ASHLEY DEAN
Director/Secretary